UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360
May 7, 2020
Dear Stockholder:
You are cordially invited to attend our 2020 Annual Meeting of Stockholders, which will be held on Monday, June 15, 2020, at 3:00 p.m. (Eastern Time) (including any adjournments or postponements thereof, the “Annual Meeting”). In light of COVID-19 (Coronavirus), the Annual Meeting will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGI2020. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. With this letter, we have enclosed a copy of our 2019 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide additional information concerning the Annual Meeting. If you would like another copy of the 2019 Annual Report on Form 10-K, please contact Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, and one will be mailed to you.
At this year’s Annual Meeting, the agenda includes the following:

1.	The election of six director nominees named in the accompanying Proxy Statement to hold office until the 2021 Annual Meeting of Stockholders;

2.	A vote to approve the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan;

3.	A vote on a non-binding advisory proposal on the compensation of our named executive officers;

4.	To ratify the appointment of our independent registered public accounting firm; and

5.	To consider any other matters or transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors recommends that you vote FOR each of these proposals. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.
It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented at the meeting. If you do attend the Annual Meeting after returning a proxy card, you may, of course, withdraw your proxy and vote in person at the Annual Meeting.
I look forward to engaging with you at the Annual Meeting.

Sincerely,

Harold C. Bevis President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

The 2020 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Monday, June 15, 2020, at 3:00 p.m. (Eastern Time). In light of COVID-19 (Coronavirus), the Annual Meeting will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGI2020. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.
The Annual Meeting is being held for the following purposes:

1.	To elect six director nominees named in the accompanying Proxy Statement to hold office until the 2021 Annual Meeting of Stockholders;

2.	To vote to approve the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan;

3.	To vote on a non-binding advisory proposal on the compensation of the named executive officers;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020; and

5.	To consider any other matters or transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
These items are discussed in the following pages. Only stockholders of record at the close of business on April 29, 2020, will be entitled to vote at the Annual Meeting.
Enclosed with this Notice of Annual Meeting of Stockholders is a Proxy Statement, related proxy card with a return envelope and our 2019 Annual Report on Form 10-K. The 2019 Annual Report on Form 10-K contains financial and other information that is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Aneezal H. Mohamed General Counsel, Compliance Officer and Secretary

May 7, 2020

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING
Q	Why did you send me this proxy statement?

A
This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the Annual Meeting. Stockholders of record as of the close of business on April 29, 2020, which is the record date, are entitled to vote. This proxy statement and the related proxy card are first being sent on or about May 7, 2020 to those persons who are entitled to vote at the Annual Meeting.

Q	Where is the Annual Meeting?
A
The Annual Meeting will be completely virtual. Stockholders can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CVGI2020. We have decided to hold our Annual Meeting virtually due to COVID-19 (Coronavirus); we are sensitive to the public health and travel concerns of our stockholders and employees and the protocols that federal, state and local governments may impose. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q	How many votes do I have?

A	Each share of our common stock that you own entitles you to one vote on each matter to come before the Annual Meeting.

Q	How do I vote?

A	You can vote on matters presented at the Annual Meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) You can vote by telephone, OR
4) You can attend the virtual Annual Meeting and vote online during the Annual Meeting.

Q	How do I vote by proxy?

A
If you properly fill out your proxy card and send it to us, or submit your proxy over the Internet or by telephone, in each case, prior to the Annual Meeting, your shares will be voted at the Annual Meeting as you have directed. If you do not specify a choice on your properly submitted proxy, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan, FOR the approval of the compensation of our named executive officers, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Q	How do I submit a proxy by Internet?

A	By logging onto www.proxyvote.com and following the instructions.

Q	How do I submit a proxy by telephone?

A	By dialing 1-800-690-6903 and following the instructions.

Q	How do I vote during the Annual Meeting?

A
To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page.

Q	Who can attend the meeting?

A
All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting by entering the 16-digit control number that is printed in the box marked by the arrow on your proxy card.

Please note that if you hold your shares in “street name” (that is, beneficially through a broker or other nominee), you must obtain a proxy from your financial institution and use the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Special Meeting.

Q	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A
If you hold shares beneficially in street name, in order to ensure your shares are voted, you must provide voting instructions to your broker. If you do not provide timely voting instructions to your broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Your broker will have the discretion to vote your shares on “routine” matters, but your broker will be able to vote your shares on “non-routine” matters only if you provide instructions on how to vote. Therefore, you should follow the directions provided by your broker regarding instructions to vote your shares. The ratification of KMPG LLP as our independent registered public accounting firm for 2019 is the only routine matter on which your broker will have discretionary voting authority. All other matters to be voted on at the Annual Meeting are “non-routine” and thus non-discretionary for voting purposes.

Q	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A	Yes, you can revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
First, you can send a written notice to the General Counsel, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy.
Second, you can complete and submit a later dated proxy.
Third, you can attend the virtual Annual Meeting and vote online during the Annual Meeting.

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Simply attending the meeting, however, will not revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice to the General Counsel, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to revoke your proxy.

Q	What items of business will be voted on at the Annual Meeting?

A
We are holding the Annual Meeting in order to: (1) elect six director nominees to hold office until the 2021 Annual Meeting of Stockholders; (2) vote to approve the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan; (3) vote on a non-binding advisory proposal on the compensation of the named executive officers; and (4) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020 ("fiscal 2020").

Q	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A
Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a specified time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors. If for any reason any of the nominees is not available as a candidate for director, the person named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

Q	How are votes counted?

A
Stockholders of record of our common stock as of the close of business on April 29, 2020 are entitled to vote at the annual meeting. As of April 29, 2020, there were 31,975,717 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your shares will nevertheless be treated as present and entitled to vote. Your shares, therefore, will be counted in determining the existence of a quorum. Abstentions will have no effect on the outcome of the vote on the election of directors and will count as a vote against the other proposals. Under Delaware law, “broker non-votes”, as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on the outcome of any proposal to be voted on at the Annual Meeting.

Q	How are proxies being solicited and who pays for the solicitation of proxies?

A
Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q	Can I access this proxy statement and the Company’s 2019 Annual Report on Form 10-K electronically?

A
The proxy statement and our 2019 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through the Broadridge Proxy Vote website at www.proxyvote.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, JUNE 15, 2020.
This proxy statement and our 2019 Annual Report are available at www.cvgrp.com/proxy and www.proxyvote.com.

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG” or "Company"), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on June 15, 2020 and at any postponement(s) or adjournment(s) thereof. This proxy statement and the related proxy card are being mailed to holders of our common stock, commencing on or about May 7, 2020. References in this Proxy Statement to “Company”, “we”, “our”, or “us” refer to CVG, unless otherwise noted.
Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the election of the nominees for directors named in this proxy statement;

2.	FOR the approval of the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan;

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement;

4.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2020.
In addition, if other matters are properly brought before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the discretion of the persons appointed as proxies in the proxy card. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.
Returning your completed proxy will not prevent you from voting online during the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our General Counsel, Compliance Officer and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the virtual Annual Meeting online and voting during the Annual Meeting.
At the Annual Meeting, the inspector of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain”, as well as proxies held in street name by brokers for which the beneficial owner does not provide voting instructions on non-routine matters (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The six nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

The proposal to approve the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan, the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020 require the favorable vote of the holders of a majority of the shares of common stock present either in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions in respect of these proposals will have the same effect on the outcome of the vote as votes against the proposal. Broker non-votes in respect of these proposals will have no effect on the outcome of the vote.
Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on April 29, 2020 will be entitled to vote at the Annual Meeting. On that date, we had 31,975,717 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, Ohio 43054, for a period of ten (10) days prior to the meeting; however, in light of the COVID-19 pandemic and the social distancing related thereto, please contact Aneezal Mohamed at (614) 289-0326 to coordinate your review. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board currently consists of six members. The Board has nominated six nominees -- Harold C. Bevis, Roger L. Fix, Robert C. Griffin, Wayne M. Rancourt, James R. Ray, Jr., and Janice E. Stipp -- for election as directors at the Annual Meeting, and such nominees will, if elected, serve for a term expiring at the annual meeting of stockholders in 2021. Each of the director nominees has agreed to be named in this proxy statement and to serve as director if elected and has been nominated by the Board, following a recommendation by the Nominating and Corporate Governance Committee. All six nominees currently serve as directors of the Company. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named on the enclosed proxy card as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

As previously disclosed, Patrick E. Miller resigned from the Board and was separated from the position of President and Chief Executive Officer effective March 23, 2020, Harold C. Bevis, a Board member since 2014, became President & CEO effective March 23, 2020, and will continue to serve on the Board, and James R. Ray, Jr., was elected to the Board effective March 25, 2020.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification or removal for cause will be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.
Information regarding our director nominees is set forth below:

Name	Age	Position
Robert C. Griffin (4)	72	Chairman and Director
Harold M. Bevis	60	President, Chief Executive Officer and Director
Roger L. Fix (1)(3)(4)	66	Director
Wayne M. Rancourt (1)(2)(3)(4)	57	Director
James R. Ray, Jr. (1)(2)(4)	56	Director
Janice E. Stipp (2)(3)(4)	60	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating, Governance & Sustainability Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ Marketplace Rules”).

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.
Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters to serve our company and our stockholders. The directors also serve as counselors to and critics of management.
Director Nominees

Robert C. Griffin has served as a Director since July 2005, and was elected Chairman in 2019. Mr. Griffin’s career spanned over 25 years in the financial sector until he retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Since 2005, he has served on a number of boards, both public and private, including during the last five years, the boards of the following public companies: The J.G. Wentworth Company (ending in 2018), and Builders FirstSource, Inc. (ending in 2019).

Qualifications: Mr. Griffin has a broad understanding of the financial and investment world. He has over sixteen years of experience in senior and executive management positions with large corporations which included responsibility for determining and executing successful strategies. Mr. Griffin has also served as Chairman of the Board of Directors of another public company, been on numerous committees of each company where he has served as a Director and brings a depth of knowledge about corporate governance from those roles to his service on the Board of Commercial Vehicle Group. Mr. Griffin earned a Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in Finance from Miami University.

Harold C. Bevis has served as President and Chief Executive Officer since March 2020 and as a Director since June 2014. He brings 30 years of leadership experience to the position, including 20 years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 14 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15 years and private companies for 15 years. Mr. Bevis served as President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) from August 2012 to April 2017, and served as Chairman and CEO of Boxlight Corporation from January 2020 to March 2020 and served as a Director of Boxlight Corporation from March 2018 to March 2020.

Qualifications: Mr. Bevis has broad operational, management and governance experience. He has over 25 years of experience in senior and executive management positions with multi-national corporations including responsibility for determining and executing successful strategies. Mr. Bevis has also served on eight Boards of Directors and on Audit, Compensation and Governance Committees of Boards. Mr. Bevis earned a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Industrial Engineering from Iowa State University.

Roger L. Fix has served as a Director since June 2014. He served as a member of the Board of Directors of Standex International Corporation from 2001 until 2017, when he retired from the Standex board. He served as Non-Executive Chairman from 2014 to 2016, and President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Prior to joining Standex, Mr. Fix held a number of general management positions at Emerson Electric, the TI Group, plc and TRW over a period of more than 20 years. Mr. Fix has served as a Director of Flowserve Corporation since 2006 where he was Chairman of the Corporate Nominating and Governance Committee and a member of the Compensation, Finance and Audit Committees. Mr. Fix currently serves as the Non-Executive Chairman of the Board of Flowserve Corporation. Mr. Fix currently serves as a Director of Thermon Holdings, where he serves as a member of the Compensation, Finance and Corporate Governance Committees.

Qualifications: Mr. Fix has broad operational, management and governance experience. He has over 35 years of experience in senior and executive management positions with multi-national corporations which included responsibility for determining and executing successful strategies. Mr. Fix has also served on several public company Boards and on Audit, Compensation, Finance and Governance Committees of Boards. Mr. Fix earned a Master’s degree in Mechanical Engineering from the University of Texas and a Bachelor of Science degree in Mechanical Engineering from the University of Nebraska.

Wayne M. Rancourt has served as a Director since July 2016. Mr. Rancourt has served as Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company since August 2009, a $4.4 billion in revenues North American based manufacturing and distribution company. Mr. Rancourt has over 30 years of experience in various finance roles including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit.

Qualifications: Mr. Rancourt brings strong financial expertise to the Board through his experience in various finance roles. He has over 30 years of experience in senior and executive management positions in the finance field which includes responsibility for determining and executing successful strategies. Mr. Rancourt received a Bachelor of Science degree in Accounting from Central Washington University.

James R. Ray, Jr. has served as Director since March 2020. He currently serves as President, Engineered Fastening at Stanley Black & Decker, Inc. where he has held various global industrial P&L and operational leadership roles since 2013. Prior to Stanley Black & Decker, Mr. Ray spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi and GM.

Qualifications: Mr. Ray brings extensive expertise in electronics and electrical engineering within global industrial and automotive operations which is closely aligned with CVG’s long-term growth strategy. Mr. Ray earned a Master of Science degree in Manufacturing Management from Kettering University and a Bachelor of Science degree in Electrical and Electronics Engineering from Howard University.

Janice E. Stipp has served as a Director since February 2019. Ms. Stipp has over 36 years of financial and accounting experience including as chief financial officer of both public and private companies. In May 2018, Ms. Stipp retired as Senior Vice President, Chief Financial Officer and Treasurer for Rogers Corporation, a global leader in engineered materials solutions. Prior to joining Rogers Corporation in November 2015, Ms. Stipp was Executive Vice President, Chief Financial Officer and Treasurer for Tecumseh Products Company. She has also previously served as the Chief Financial Officer for Revstone Industries LLC; Acument Global Technologies, Inc., a Platinum Equity portfolio company; and GDX Automotive, a Cerberus Equity portfolio company. Ms. Stipp currently serves as a Director of ArcBest Corporation, SAPPI, and is on the Michigan State University Foundation Board.

Qualifications: Ms. Stipp brings strong financial expertise to the Board through her experience in various finance and accounting roles at both public and private companies. She has over 36 years of experience in senior and executive management positions in finance and accounting fields that included responsibility for determining and executing successful strategies. Ms. Stipp earned a Master of Business Administration degree from Wayne State University and a Bachelor of Arts degree in Accounting from Michigan State University. Ms. Stipp also received her Certified Public Accountant certification and Chartered Global Management Accountant certification.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Ms. Stipp and Messrs. Fix, Griffin, Ray and Rancourt are independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ Marketplace Rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board structure provides for an independent, non-executive Chairman whose principal responsibility to our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We believe that this structure is optimal at this time as it allows the President and CEO to more readily devote his attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and the Board.

Our Board currently has five independent members and one non-independent member, our President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but our President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience, including manufacturing, transportation, distribution, logistics, and finance.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2019, our independent directors met in executive session four times. As of the date of this proxy statement, our independent directors have met in executive session once in 2020.

Corporate Governance Guidelines
The Board adopted corporate governance guidelines in March 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended most recently in March 2020. The guidelines are posted on our website at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board in Risk Oversight
As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and provides oversight regarding our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment practices, including the internal system to review operational risks, procedures for investment and trading, and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us as they seek to ensure that material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.
Meetings of the Board and its Committees
The Board held four regular quarterly meetings and twelve telephonic meetings during fiscal year 2019. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Governance & Sustainability Committee. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were serving on the Board in 2019, attended 94% of the meetings of the Board and committees for which they served. The Board has a policy that members of the Board are encouraged to attend annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2019 Annual Meeting of Stockholders.
Audit Committee
Our Audit Committee is comprised of Ms. Stipp and Messrs. Ray, and Rancourt (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Each of Ms. Stipp and Mr. Rancourt qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee is responsible for:

•	The appointment, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•
Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and approving the internal audit plan annually;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary; and

•	Such other matters that are designated by the Audit Committee charter or our Board.
Our Board adopted a written charter for our Audit Committee, which is posted on our website at www.cvgrp.com. The Audit Committee met eight times during fiscal 2019.
KPMG LLP currently serves as our independent registered public accounting firm.
Compensation Committee
The Compensation Committee is comprised of Messrs. Fix (Chairman), Ray, and Rancourt all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Compensation Committee is responsible for:

•	Reviewing the performance of the President and CEO on an annual basis;

•	Reviewing and determining the compensation of the President and CEO and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•
Overseeing the design and administration of our equity-based and incentive compensation plans, including the Amended and Restated Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) and the Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”);

•
Reviewing and discussing with management the Compensation Discussion and Analysis section of this proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;

•	Reviewing and assessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Such other matters that are designated by the Compensation Committee charter or our Board.

Our Board adopted a written charter for our Compensation Committee, which is posted on our website at www.cvgrp.com. The Compensation Committee met five times during fiscal year 2019.
Compensation Committee Interaction with Compensation Consultants

During 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an executive compensation consulting firm. Meridian has been serving in an advisory capacity since August 2016 to assist with the Compensation Committee’s review of the compensation programs for our executive officers, non-employee directors and various aspects of this proxy statement. The Compensation Committee continues to retain Meridian in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Meridian with Meridian reporting directly to the Chairman of the Compensation Committee, Meridian interacts directly with our executive officers when necessary and appropriate. Meridian’s advisory services included providing industry and compensation peer group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under the applicable NASDAQ Marketplace Rules with respect to advisor independence and determined that Meridian was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian.

Compensation Committee Interaction with Management
Certain of our officers, including but not limited to, our President and CEO, Chief Financial Officer and Treasurer, and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance, individual performance or other matters are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, corporate development activities, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
Historically, the Chairman of the Compensation Committee has met with our President and CEO in the first quarter of the year to discuss his performance and provide a written performance appraisal of our President and CEO. On March 23, 2020, our then President & CEO, Patrick E. Miller, was separated from the Company prior to the completion of his performance appraisal.
Compensation Policies and Practices
We believe the philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives to which incentive awards are tied may include revenue growth, cash flow, operating and cost objectives, product development, efficient use of capital, and strategic initiatives to encourage growth and innovation, in each case without rewarding excessive or unnecessary risk taking. Bonus eligibility for 2019 was based solely on consolidated financial performance goals. The financial performance metrics designated by the Compensation Committee for the 2019 annual incentive plan included Revenues, Operating Profit Margin, and Operating Working Capital as a percent of Sales. Revenues and Operating Profit Margin are defined as used in our financial statements, adjusted for certain items. Operating Working Capital is determined by averaging quarterly working capital by sales, adjusted for certain extraordinary items. Working Capital is defined as accounts receivable plus inventory less accounts payable. The Compensation Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year. The Compensation Committee has also adopted executive stock ownership guidelines, anti-hedging policies, and a Clawback Policy to further mitigate inappropriate risk taking.
Nominating, Governance & Sustainability Committee

In March 2020, the Board renamed the Nominating and Corporate Governance Committee as the Nominating Governance & Sustainability Committee.

Our Nominating, Governance & Sustainability Committee (the "NG&S Committee") consists of Ms. Stipp (Chairperson) and Messrs. Fix, and Rancourt all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The NG&S Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup, and retirement procedures affecting Board members;

•	Leading the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any recommendations to the Board;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;

•	Monitoring the Company’s ESG programs and initiatives; and

•	Such other matters that are designated by the NG&S Committee charter or our Board.
Our Board adopted a written charter for our NG&S Committee, which is posted on our website at www.cvgrp.com. The NG&S Committee met two times during fiscal year 2019.

The NG&S Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the NG&S Committee, c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the NG&S Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws and described below under "Submission of Stockholders' Proposals and Additional Information".

The NG&S Committee has used, to date, both an informal process and a formal process to identify potential candidates for nomination as directors. In the informal process, candidates for nomination have been recommended by an executive officer or director, and considered by the NG&S Committee and the Board. In the formal process, the

NG&S Committee has retained an executive search firm to identify potential candidates for consideration by the NG&S Committee and the Board. Generally, candidates have significant business experience. As noted above, the NG&S Committee considers properly submitted stockholder recommendations for candidates for the Board. The NG&S Committee has established criteria that identify desirable experience for prospective Board members, including experience as an officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the NG&S Committee does not have a formal diversity policy with respect to nominees, the NG&S Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the NG&S Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The NG&S Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The NG&S Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all stockholders. The NG&S Committee does not evaluate potential nominees for director differently based on whether they are recommended to the NG&S Committee by officers or directors of CVG or by an executive search firm or by a stockholder. The NG&S Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.
Communication with the Board
Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the appropriate directors.

Environmental Social & Governance Responsibility
CVG is committed to operating in an ethical and sustainable manner that benefits all our stakeholders including investors, customers, employees and the communities we serve. The Board has the ultimate responsibility for risk oversight and oversees a Company-wide approach to risk management of ESG issues through the NG&S Committee. Management provides the NG&S Committee with periodic updates on the Company’s ESG programs and initiatives. We have established company-wide environmental, human rights, and labor rights policies that outline the company’s standards for all business operations. The Company’s Corporate Governance Guidelines, Code of Conduct and other Corporate Governance principles are available on the Company’s website under the caption “About Us - Executive Management - Governance Documents.”
Company Code of Ethics
The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our website at www.cvgrp.com. If we waive any provision of our Code of Ethics for our Board or our executive officers or make material changes to our Code of Ethics, we will disclose that fact on our website within four business days.
Insider Trading Policy
We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. A copy of the Insider Trading Policy is posted on our website at www.cvgrp.com.
Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements
Our Board has adopted a clawback policy stating that, if any Section 16 officer of the Company or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to the Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis, at the Board’s discretion.
A copy of the Clawback Policy is posted on our website at www.cvgrp.com.
Board Policy on Stockholder Rights Plans
The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our website at www.cvgrp.com.

Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
Vote Required
The six persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the Annual Meeting will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the outcome of the election of directors.

PROPOSAL NO. 2 - APPROVAL OF THE COMMERCIAL VEHICLE GROUP, INC. 2020 EQUITY INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve the Commercial Vehicle Group 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) to reserve 3,000,000 shares of common stock for issuance thereunder and the material plan terms thereof. If approved, the 2020 Equity Incentive Plan will be effective as of June 15, 2020. We believe approval of the 2020 Equity Incentive Plan is advisable in order to ensure we have an adequate number of shares available in connection with our compensation program.

On May 6, 2020, our Board of Directors, subject to the approval of our stockholders, approved the 2020 Equity Incentive Plan. The proposed 2020 Equity Incentive Plan is attached hereto as Appendix A.

Reasons for the Proposed 2020 Equity Incentive Plan

The use of stock- and cash-based awards under the predecessor Amended and Restated Commercial Vehicle Group 2014 Equity Incentive Plan (the "2014 Plan") has been a key component of our compensation program for several years. Cash- and stock-based compensation awards assist us in attracting, motivating, and retaining capable, talented individuals to serve in the capacity of employees, officers and directors. The 2014 Plan authorized us to issue up to 3.5 million shares of common stock. If the 2020 Equity Incentive Plan is approved, no more awards will be made under the 2014 Plan on and after the June 15, 2020 effective date of the 2020 Equity Incentive Plan.

The Board has determined that, in order to ensure that there are sufficient shares available to meet our needs for future grants during the coming years, the adoption of the 2020 Equity Incentive Plan reserving 3,000,000 shares is necessary and desirable to give us a competitive edge in today’s volatile business environment. The ability to grant cash-and stock-based compensation awards is critical to our ability to attract, motivate, and retain highly qualified individuals. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of our employees, including management, and we believe that it is in the best interest of our stockholders for those individuals to have an ownership interest in us in recognition of their present and potential contributions and to align their interests with those of our stockholders. In fiscal 2019, there were 11,500 shares of restricted stock granted to new employees; and there were no equity awards made to NEOs. In lieu of grants in 2019, during the first quarter of 2020, the Company made certain grants to its key employees with an aggregate targeted dollar value of approximately $1.5 million. Further details about our awards currently outstanding can be found in the sections on “Securities Authorized for Issuance under Equity Compensation Plans,” “Compensation Discussion and Analysis,” and “Executive Compensation.”

The 2020 Equity Incentive Plan is a broad-based plan under which we may grant awards to our directors and employees, including our officers. We believe approval of the 2020 Equity Incentive Plan will give us flexibility to continue to make cash- and stock-based grants under the 2020 Equity Incentive Plan over next few years in amounts determined appropriate by the Compensation Committee, which will administer the 2020 Equity Incentive Plan (as discussed more fully below); however, future circumstances may require us to change our expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors and hiring activity during the next few years, including hiring activity related to mergers and acquisitions.

It is our current practice to grant cash-based and stock-based compensation awards to key employees on an annual basis during the first quarter of each fiscal year based on targeted dollar values that are generally competitive with industry peers. In addition, it is our current practice to grant stock-based compensation on an annual basis to our non-employee directors in the second quarter of each fiscal year, which are also based on targeted dollar values that are generally competitive with industry peers. Fluctuations in our stock price may result in stock-based awards for a given year requiring a larger or smaller number of shares in order to capture the same grant date value as a prior year’s award, which impacts the rate at which we utilize shares for compensation purposes. The closing market price of our common stock on April 29, 2020 was $2.66 per share.

In its determination to approve the 2020 Equity Incentive Plan, the Compensation Committee reviewed the burn rate, dilution and overhang metrics disclosed below, peer group market practices and trends, and the costs associated with the 3,000,000 authorized shares under the 2020 Equity Incentive Plan.

YOU ARE URGED TO READ THIS ENTIRE PROPOSAL, WHICH EXPLAINS OUR REASONS FOR SUPPORTING THE 2020 EQUITY INCENTIVE PLAN.

The Importance of Equity Compensation

Our Board believes that the 2020 Equity Incentive Plan will provide it flexibility to continue to issue equity compensation in the future at the levels it deems appropriate to:

•	Attract and retain the services of key employees, non-employee directors and consultants who can contribute to our success;

•	Align the interests of our key employees and non-employee directors with the interests of our stockholders through certain incentives whose value is based upon the performance of our common stock;

•	Motivate key employees to achieve our strategic business objectives; and

•	Provide a long-term equity incentive program that is competitive with our peer companies.

Our Board strongly believes that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for our stockholders. It further believes that the approval of the 2020 Equity Incentive Plan is important to our continued success.

Our named executive officers who are current employees of the Company and our non-employee directors will be eligible to receive awards under the 2020 Equity Incentive Plan and therefore have an interest in this proposal.

Provisions Designed to Protect Stockholders

The 2020 Equity Incentive Plan and the Company’s governance policies contain a number of provisions that the Company believes are designed to protect stockholder interests, including:

No liberal share counting on stock options or stock appreciation rights. The 2020 Equity Incentive Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price or tax withholding requirements of stock options and stock appreciation rights (including any shares not issued as a result of net-settlement of stock-settled SARs).

No repricing of stock options or stock appreciation rights. The 2020 Equity Incentive Plan does not permit the repricing of stock options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price without shareholder approval.

No cash buyouts of underwater stock options or stock appreciation rights. The 2020 Equity Incentive Plan does not permit the cash buyout of stock options or stock appreciation rights if such awards are not “in the money” without shareholder approval.

No discounted stock options. The 2020 Equity Incentive Plan prohibits the granting of stock options with an exercise price less than the fair market value of the common stock on the date of grant.

Limitation on term of stock options. The maximum term of each stock option is ten years.

Stock ownership guidelines. To further align their economic interests with those of our stockholders, the Company adopted guidelines generally requiring each of our executive officers and directors to own a certain amount of our common stock.

Minimum restriction periods. The 2020 Equity Incentive Plan provides for a one-year minimum restriction period for time-based stock awards to employees, a one-year minimum restriction period for performance-based awards to employees, and a one-year minimum vesting period for stock option and SAR, subject in each case to the Compensation Committee’s discretion to waive or provide for the lapse of such restriction in the event of death, disability or a change in control. Shorter vesting periods may apply to awards covering up to 5% of the number of shares reserved under the 2020 Equity Incentive Plan.

Clawback policy. We have adopted a clawback policy stating that, if any Section 16 officer of the Company or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to the Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis, at the Board’s discretion.

Anti-hedging and pledging policy. The Company’s insider trading policy prohibits employees from engaging in hedging or pledging transactions involving the Company’s securities.

Key Historical Equity Metrics

Our Board believes approval of the 2020 Equity Incentive Plan will enable us to compete effectively in the competitive market for knowledgeable, experienced employees over the coming years, while maintaining reasonable burn rates and overhang.

Our three-year average burn rate of 1.96% is below the estimated ISS global industry classification standard (GICS) burn rate benchmark for our industry of 3.64%.

Our current capital structure consists of 31,975,717 shares of outstanding common stock as of our record date. The following table shows how the key equity metrics have changed over the past three fiscal years under the 2014 Plan:

Key Equity Metrics	2017	2018	2019	3-Year Average (2017-2019)
Shares subject to awards granted [1]	354,000	446,000	87,000	295,666
Burn rate [2]	1.18%	1.47%	0.28%	0.98%

1.	Reflects total number of shares subject to equity awards granted during the fiscal year.

2.	Burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period.

The last reported sales price for our common stock on the Nasdaq Stock Market on April 29, 2020 was $2.66 per share.

Summary of the 2020 Equity Incentive Plan

The 2020 Equity Incentive Plan provides for the grant of stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, non-qualified stock options (“NSOs,” and together with ISOs, “Options”), stock appreciation rights (“SARs”), restricted stock awards (“Restricted Stock”), restricted stock units (“RSUs”), deferred stock units (“DSUs”), performance awards (“Performance Awards”), dividend equivalent rights and other stock-based awards (“Other Stock-Based Awards”) (each, an “award”). The terms and conditions of each award, as determined by the Compensation Committee, will be set forth in a written award agreement (“Award Agreement”). Stockholder approval of the 2020 Equity Incentive Plan is intended to, among other things, comply with the rules and regulations of The Nasdaq Stock Market.

The following summary provides a general description of the material features of the 2020 Equity Incentive Plan but is not a complete description of all provisions of the 2020 Equity Incentive Plan and is qualified in its entirety by reference to the full text of the 2020 Equity Incentive Plan attached as Appendix A, which is incorporated by reference in this proposal. The purpose of the 2020 Equity Incentive Plan is to promote the success and enhance the value of the Company by linking the personal interests of our employees and non-employee directors to those of our stockholders, and by providing an incentive for outstanding performance.

The 2020 Equity Incentive Plan is based on the terms of the 2014 Plan and includes the following key changes from the 2014 Plan:

New Aggregate Share Reserve. We are requesting an aggregate share reserve of 3,000,000 shares for the 2020 Equity Incentive Plan, subject to increase or decrease in accordance with the adjustment provisions of the 2020 Equity Incentive Plan, as described below.

Elimination of Certain Code Section 162(m) Provisions. Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain NEOs, subject to an exception for qualified performance-based compensation that was eliminated by the Tax Cut and Jobs Act of 2017 (the “Tax Act”) for tax years beginning on or after January 1, 2018. In light of the repeal of the performance-based exception to Section 162(m) of the Code, certain provisions intended to satisfy the performance-based exception that remain in the 2014 Plan have been eliminated from the 2020 Equity Incentive Plan. However, because of our emphasis on performance-based compensation, the 2020 Equity Incentive Plan generally retains the 2014 Plan provisions authorizing awards based on performance as well as the annual individual limitation on awards. No changes are being proposed to the 2014 Plan and it is intended that any awards previously granted under the 2014 Plan that were intended to be performance-based compensation under Section 162(m) of the Code are generally grandfathered under Section 162(m) as in effect prior to the enactment of the Tax Act.

Purpose of the 2020 Equity Incentive Plan

The purpose of the 2020 Equity Incentive Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.

Term of Plan

The 2020 Equity Incentive Plan became effective on May 6, 2020 (the “Effective Date”), subject to the approval of the Company’s stockholders. The 2020 Equity Incentive Plan will terminate on June 15, 2030, unless sooner terminated by the Board. Awards outstanding as of any such termination will not be affected or impaired by the termination of the 2020 Equity Incentive Plan.

Administration

The 2020 Equity Incentive Plan is administered by the Compensation Committee. Our Board may, however, at any time resolve to administer the 2020 Equity Incentive Plan. Subject to the specific provisions of the 2020 Equity Incentive Plan, the Compensation Committee is authorized to select persons to participate in the 2020 Equity Incentive Plan, determine the form and substance of grants made under the 2020 Equity Incentive Plan to each participant, and otherwise make all determinations for the administration of the 2020 Equity Incentive Plan.

Eligibility

Individuals who are eligible to participate in the 2020 Equity Incentive Plan are our directors (including non-employee directors), officers (including non-employee officers) and employees and other individuals performing services for, or to whom an offer of employment has been extended by us, or our subsidiaries. ISOs may only be granted to employees of the Company and its subsidiaries or parent corporation (within the meaning of Code section 424(f)).

Plan Limits

The securities that will be offered under the plan are shares of the Company’s common stock, par value $.01 per share. Subject to adjustment (as described below), the maximum number of shares of common stock that may be granted pursuant to awards under the 2020 Equity Incentive Plan will be 3,000,000 Shares. The maximum number of shares that can be granted in any one calendar year to a participant who is not a non-employee director is 15% of the total number of shares authorized for issuance under the 2020 Equity Incentive Plan, and the maximum number of shares that can be granted in any one calendar year to a participant who is a non-employee director is 5% of the total number of shares authorized for issuance under the 2020 Equity Incentive Plan. Also, the 2020 Equity Incentive Plan provides that the Compensation Committee cannot in any one calendar year grant to any participant Performance Awards providing for the payment or distribution of cash or other property (other than shares of the Company’s common stock) having a value in excess of $4,000,000.

If any grant under the 2020 Equity Incentive Plan expires, terminates unexercised, becomes unexercisable or is forfeited as to any shares, then such unpurchased or forfeited shares will be available for further grants under the 2020 Equity Incentive Plan. In addition, any shares tendered or withheld by the Company to satisfy any taxes payable in connection with the grant, vesting or settlement of an award other than an Option or SAR will be available for further grants under the 2020 Equity Incentive Plan. Any shares that are tendered to or withheld by the Company in payment of the exercise price of an Option or SAR, the taxes payable with respect to the exercise of an Option or SAR or in connection with the net-settlement of a stock-settled SAR will not be available for further grants under the 2020 Equity Incentive Plan. In addition, shares underlying outstanding awards granted under the 2014 Plan that, following the Effective Date of the 2020 Equity Incentive Plan, expire, or are terminated, surrendered or forfeited for any reason without issuance of such shares are also available for the grant of new awards under the 2020 Equity Incentive Plan. For this purpose, for any performance-vesting share-based awards granted under the 2014 Plan that become earned after the Effective Date of the 2020 Equity Incentive Plan, (i) any shares earned will be satisfied from the 2014 Plan share pool to the extent available, (ii) any shares earned in excess of the 2014 Plan share pool will be issued from the aggregate number of shares available for issuance under the 2020 Equity Incentive Plan, and (iii) any shares that are not earned as a result of performance results will be treated as forfeitures.

In the event of certain corporate transactions affecting the Company’s common stock (as described under “Changes in Capitalization and Substitute Awards” below), the Compensation Committee will make such adjustment as it deems appropriate in the number and kind of shares or other property that may be delivered pursuant to awards granted under the 2020 Equity Incentive Plan.

Changes in Capitalization and Substitute Awards

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Compensation Committee will make such adjustment as it deems appropriate in the number and kind of shares or other property available for issuance under the 2020 Equity Incentive Plan (including, without limitation, the total number of shares available for issuance under the 2020 Equity Incentive Plan), in the number and kind of Options, SARs, shares or other property covered by grants previously made under the 2020 Equity Incentive Plan, and in the exercise price of outstanding Options and SARs; provided, however, that the Compensation Committee will not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the 2020 Equity Incentive Plan (or an award thereunder) in a participant’s gross income pursuant to Code section 409A and the regulations thereunder and/or (ii) cause any award made pursuant to the 2020 Equity Incentive Plan to be treated as providing for the deferral of compensation pursuant to such Code section 409A.

In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a change in control (as defined in the 2020 Equity Incentive Plan) is to occur, all of the Company’s obligations regarding awards that were granted under the 2020 Equity Incentive Plan and that are outstanding on the date of the event will, on such terms as may be approved by the Compensation Committee before the event, be (i) canceled in exchange for payment of cash or other property determined by the Compensation Committee to be equal to the intrinsic value of the awards at the time of the change in control (but, with respect to Deferred Stock Units, only if such merger, consolidation, other reorganization, or change in control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Code section 409A) or (ii) assumed by the surviving or continuing corporation.

Type of Awards

Option Grants. Options granted under the 2020 Equity Incentive Plan may be either ISOs or NSOs, as the Compensation Committee may determine. The exercise price per share for each Option is established by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the Option. In the case of the grant of any ISO to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the Option.

Terms of Options. The term during which each Option may be exercised is determined by the Compensation Committee, but if required by the Code and except as otherwise provided in the 2020 Equity Incentive Plan, no Option will be exercisable in whole or in part more than ten years from the date it is granted, and no ISO granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an Option will, unless sooner terminated, expire at the date designated by the Compensation Committee. The Compensation Committee determines the date on which each Option will become exercisable and may provide that an Option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation Committee. Prior to the exercise of an Option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding Option. If required by the Code, the aggregate fair market value, determined as of the grant date, of shares for which an ISO is exercisable for the first time during any calendar year under the 2020 Equity Incentive Plan may not exceed $100,000.

Stock Appreciation Rights. SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Compensation Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted. No SAR will be exercisable in whole or in part more than ten years from the date it is granted.

Termination of Options and SARs. Unless otherwise determined by the Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s Options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s Options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s Options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant is no longer a director, officer or employee of, or does not perform other services for us for any reason, all of the participant’s Options and SARs will expire and be forfeited immediately upon such cessation, whether or not then exercisable.

Restricted Stock. Restricted Stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the Compensation Committee. A participant granted Restricted Stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise.

Restricted Stock Units and Deferred Stock Units. The Compensation Committee is authorized to grant RSUs. Each grant shall specify the applicable restrictions on such units and the duration of such restrictions. RSUs are subject to forfeiture in the event of certain terminations of employment prior to the end of the restricted period. A participant may elect, under certain circumstances, to defer the receipt of all or a portion of the shares due with respect to the vesting of RSUs, and upon such deferral, the RSUs will be converted to DSUs. Deferral periods shall be no less than one year after the vesting date of the applicable RSUs. DSUs are subject to forfeiture in the event of certain terminations of employment prior to the end of the deferral period. A holder of RSUs or DSUs does not have any rights as a stockholder except that the participant has the right to receive accumulated dividends or distributions with respect to the shares underlying such RSUs or DSUs.

Performance Awards. The Compensation Committee may subject a participant’s right to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, to performance conditions specified by the Compensation Committee. The Compensation Committee will determine Performance Award terms, including the performance measures and the required levels of performance with respect to the performance measures, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement.

In granting Performance Awards, the Compensation Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. A Performance Award will be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

When granting any Performance-Based Award other than an Option or a SAR, within 90 days after the commencement of the performance period or, if earlier, by the expiration of 25% of the performance period, the Compensation Committee will designate one or more performance periods and establish the performance goals for the performance periods. Each Performance-Based Award, with the exception of Options and SARs, will be earned, vested and payable (as applicable) only upon the achievement of one or more performance goals, together with the satisfaction of any other conditions (such as continued employment), as the Compensation Committee may determine.

The performance goals may be based on, without limitation: net income, operating income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, return on investment, return on capital, return on invested capital, return on capital compared to cost of capital, return on capital employed, return on equity, return on assets, return on net assets, total shareholder return, cash return on capitalization, enterprise value, net debt, revenue, revenue ratios (per employee or per customer), stock price, market share, shareholder value, net cash flow, cash flow, cash flow from operations, cash balance, cash conversion cycle, cost reductions and cost ratios (per employee or per customer), new product releases and strategic positioning programs, including the achievement of specified milestones or the completion of specified projects. The performance goals may be absolute or relative, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence.

The Compensation Committee may adjust the performance period and/or performance goals to take into account changes in law, accounting and tax rules, and to make such adjustments as the Compensation Committee deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. The Compensation Committee may not increase the number of shares of common stock or other amount that would otherwise be payable under a Performance-Based Award upon achievement of the stated performance goal(s), but may reduce the number of shares of common stock or other amount due upon attainment of the stated performance goal(s), basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Performance Award.

Dividends and Dividend Equivalents. Dividend equivalents confer the right to receive, on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Notwithstanding anything in the 2020 Equity Incentive Plan to the contrary, the

Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of common stock subject to an outstanding award (or portion thereof) that is not vested. For any such award, the Compensation Committee may provide only for the accrual of dividends or dividend equivalents that will not be payable to the participant unless and until, and only to the extent that, the award vests. No dividend equivalents shall be granted with respect to non-qualified stock options, incentive stock options or SARs.

Other Stock-Based Awards. The Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the 2020 Equity Incentive Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.

Amendment of Outstanding Awards and Amendment/Termination of Plan

The Board of Directors or the Compensation Committee generally have the power and authority to amend or terminate the 2020 Equity Incentive Plan at any time without approval from our stockholders. The Compensation Committee generally has the authority to amend the terms of any outstanding award under the 2020 Equity Incentive Plan, including, without limitation, to accelerate the dates on which awards become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including under provisions of Code section 422 or by any listing requirement of the principal stock exchange on which our common stock is then listed. Neither the Board nor the Compensation Committee may amend the terms of any outstanding Option under the 2020 Equity Incentive Plan to reduce the exercise price of outstanding Options without prior stockholder approval. Unless previously terminated by the Board or the Compensation Committee, the 2020 Equity Incentive Plan will terminate on June 15, 2030. No termination of the 2020 Equity Incentive Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of Options or other incentives theretofore granted under the 2020 Equity Incentive Plan.

One-Year Minimum Vesting

No award under the 2020 Equity Incentive Plan to any participant may be exercised, and no restrictions relating to such award may lapse, earlier than the date that is one (1) year following the date the award is made, except that: (a) the Compensation Committee may waive or provide for the lapse of such vesting restrictions upon the participant’s death, disability or upon a Change in Control, and (b) awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of common stock that may be authorized for grant under the 2020 Equity Incentive Plan (as such authorized number of shares of common stock may be adjusted as provided under the terms of the 2020 Equity Incentive Plan) may be granted to any one or more participants without regard to this minimum vesting requirement.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Changes in Capitalization and Substitute Awards” above, and except for any repricing that may be approved by stockholders) will the Board of Directors or the Compensation Committee (i) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (ii) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Change in Control

Unless otherwise determined by the Compensation Committee, if there is a change in control of the Company (as defined in the 2020 Equity Incentive Plan) and a participant’s employment or service as a director, officer, or employee of the Company or a subsidiary, is terminated (i) by the Company without cause, (ii) by reason of the participant’s death, disability, or retirement, or (iii) by the participant for good reason, within twelve months after such change in control: (a) any award carrying a right to exercise that was not previously vested and exercisable as of the time of the change in control, will become immediately vested and exercisable, and will remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award); (b) any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the 2020 Equity Incentive Plan will lapse and such awards will fully vest as of the time of the change in control, except to the extent of any waiver by the participant; and (c) with respect to any outstanding Performance Award, the Compensation Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the change in control. Such Performance Award will be paid no later than two and one-half months after the last day of the tax year in which such change of control occurred (or in the event that the change in control causes the tax year to end, no later than two and one-half months after the closing of the change in control).

Notwithstanding the foregoing, in connection with certain changes of control as a result of the merger or consolidation of the Company with another entity, the Compensation Committee may, in its discretion, (i) cancel any or all outstanding Options under the 2020 Equity Incentive Plan in consideration for payment to the holders of an amount equal to the portion of the consideration that would have been payable to the holders pursuant to the transaction if their Options had been fully exercised immediately before the transaction, less the aggregate exercise price that would have been payable, or (ii) if the amount that would have been payable to the Option holders pursuant to the transaction if their Options had been fully exercised immediately before the transaction would be equal to or less than the aggregate exercise price that would have been payable, cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in the transaction includes securities or other property, in cash and/or securities or other property in the Compensation Committee’s discretion.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the 2020 Equity Incentive Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the 2020 Equity Incentive Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Options. Options granted under the 2020 Equity Incentive Plan may be either NSOs or ISOs for federal income tax purposes.

NSOs. Generally, a recipient of a NSO will not recognize any taxable income at the time of grant. Upon the exercise of the NSO, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price. The Company will be entitled to a deduction equal to the recipient’s ordinary income.

The recipient will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise of the NSO. The capital gain or loss will be long- or short-term depending on whether the recipient has held the stock for more than one year after the exercise date. The Company will not be entitled to a deduction for any capital gain realized by the recipient.

ISOs. Generally, if the recipient is awarded an ISO he or she will not recognize any taxable income at the time of grant or exercise. However, the excess of the stock’s fair market value at the time of exercise over the exercise price may be included in the recipient’s alternative minimum taxable income and thereby may cause the recipient to be subject to, or may increase liability for, alternative minimum tax, which may be payable even if the recipient does not receive any cash upon the exercise of the ISO with which to pay the tax. When the shares are sold, the recipient will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, if the recipient meets the holding period requirements described below.

The Company will not be entitled to any deduction by reason of the grant or exercise of an ISO or the sale of stock received upon exercise after the required holding periods have been satisfied. If the recipient does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, the Company will be allowed a deduction corresponding to the recipient’s ordinary income.

Effect on Options of Rule 16b-3(d)(3) under the Exchange Act. The tax consequences of Options (other than ISOs for which the holding period requirements described above are satisfied) may vary if the recipient is a director or an executive officer subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, or if the recipient is exempted from these restrictions by the six-month holding provision of Rule 16b-3(d)(3). In general, if the recipient falls into this category and exercises an Option prior to the date that is six months after the Option grant date, he or she will recognize income on the date six months after the Option grant date (based on the fair market value of the Option shares on that date) and begin the holding period on such date, unless the participant files an election with the Internal Revenue Service under Code section 83(b) (a “section 83(b) election”) to recognize income on the exercise date (in which case the amount of income is based on the fair market value of the Option shares on the exercise date) and therefore begins the holding period on the exercise date. A §83(b) Election must be filed within 30 days after the exercise date.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the stand-alone SAR is granted. The spread between the then current market value of the common stock received and the exercise price of the SAR will be taxed as ordinary income to the recipient at the time the common stock subject to the SAR is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement (subject to potentially applicable deduction limitations under Code section 162(m)).

Restricted Stock and Other Stock Settled Awards Other than Options and SARs. The recipient will not recognize taxable income at the time shares of Restricted Stock or other stock settled awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, when the Restricted Stock becomes vested or the participant receives vested shares in settlement of the award, unless the recipient files a section 83(b) election within 30 days after the grant date to recognize ordinary income upon grant. The amount of ordinary income recognized by the recipient will equal the fair market value of the Restricted Stock or other stock settled awards at the time its restrictions lapse or the participant receives vested shares in settlement of the award, or at the time of grant if the recipient makes a section 83(b) election, less the amount paid for the Restricted Stock or other stock settled award. The Company will be entitled to claim a corresponding deduction equal to the amount of ordinary income recognized by the recipient (subject to potentially applicable deduction limitations under Code section 162(m)). Upon the subsequent sale of the shares, the recipient will recognize long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Performance Awards. The recipient will not recognize taxable income at the time Performance Awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, upon the receipt of common stock, cash or other property at the end of the applicable performance cycle. The Company will be entitled to claim a corresponding deduction (subject to potentially applicable deduction limitations under Code section 162(m)).

Company Deductions. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code section 162(m).

NEW PLAN BENEFITS

Benefits to be received by our executive officers, directors, employees and consultants as a result of the proposed Plan are not determinable, since the amount of grants of awards under the 2020 Equity Incentive Plan is discretionary. The following table shows the amounts that were awarded under the 2014 Plan to our Named Executive Officers, all executive officers as a group, all non-employee directors as a group and all other employees as a group, in each case for the fiscal year ended December 31, 2019:

Name and Position	Number of Shares of Restricted Stock
Patrick E. Miller, Former President and Chief Executive Officer and Director	—
C. Timothy Trenary, Executive Vice President and Chief Financial Officer	—
Douglas F. Bowen, Senior Vice President and Managing Director, Global Seating	—
Dale M. McKillop, Senior Vice President and Managing Director, Global Trim, Wipers and Structures	—
Executive Employee Group	—
Non-Employee Director Group [1]	71,238
All other employees	—
Total Grants	71,238

1.
Harold C. Bevis was a non-employee director until March 23, 2020, when he became our President and CEO and Director. Mr. Bevis was granted 11,873 shares on May 16, 2019 in connection with his former role as a non-employee director. Those shares are reflected in the Non-Employee Director Group in the table above. As of March 23, 2020, Mr. Bevis is a non-independent director. Additionally, Mr. Scott C. Arves who received 11,873 shares on May 16, 2019, retired as a director on August 15, 2019.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMMERCIAL VEHICLE GROUP, INC. 2020 EQUITY INCENTIVE PLAN.

Vote Required

Approval of the 2020 Equity Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 - NON-BINDING, ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the Annual Meeting, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission (“SEC”), our stockholders will vote on a non-binding, advisory proposal regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay”, gives you as a stockholder the opportunity on an annual basis to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Vote Requirement
The approval of the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will count as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner includes a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2020. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, will be provided the opportunity to make a statement, and will be available to answer appropriate questions.
Principal Accountant Fees and Services
For fiscal years 2019 and 2018, the following fees were billed to us for the indicated services by KPMG LLP:

	2019	2018
Audit Fees	$2,275,550	$1,720,109
Audit-Related Fees	19,252	8,815
Tax Fees	240,274	146,938
All Other Fees	248,838	10,395
Total Independent Accountant’s Fees	$2,783,914	$1,886,257

Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
All Other Fees.    Consist of fees for services other than the services reported above.
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2019, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.
Vote Requirement
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on the matter. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 29, 2020 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in a Schedule 13G or Form 4 (subsequent to the Schedule 13G) as filed with the SEC. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or her or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 31,975,717 shares of common stock outstanding as of April 29, 2020. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of April 29, 2020.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Blackrock, Inc.(1)	2,187,432	7.0%
Renaissance Technologies LLC (2)	2,161,007	6.9%
Royce & Associates, LP (3)	1,976,623	6.3%
The Vanguard Group(4)	1,786,566	5.7%
Dimensional Fund Advisors, LP (5)	1,672,378	5.3%
Directors and Named Executive Officers:
Harold C. Bevis (6)(7)	263,657	*
Patrick E. Miller (8)	293,812	*
C. Timothy Trenary (9)	176,367	*
Douglas F. Bowen (10)	68,111	*
Dale M. McKillop (11)	53,844	*
Roger L. Fix (6)(12)	85,972	*
Robert C. Griffin (6)	89,350	*
Wayne Rancourt (6)	46,229	*
James Ray (6)	5,175	*
Janice E. Stipp (6)	16,092	*
All directors and executive officers as a group (10 persons)	1,098,609	*

* Denotes less than one percent.

(1)
Information is based on Amendment No. 1 to Schedule 13G as filed with the SEC on February 5, 2020 on which BlackRock, Inc. (“BlackRock”) reported sole voting power over 2,132,796 shares and sole dispositive power over 2,187,432 shares of our common stock as of December 31, 2019. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)
Information reported is based on Amendment No. 2 to Schedule 13G as filed with the SEC on February 13, 2020 on which Renaissance Technologies LLC and Renaissance Technologies Holding Corporation, which owns a majority interest in Renaissance Technologies LLC (collectively "Renaissance") reported sole voting power over 2,115,389 shares, sole dispositive power over 2,146,054 shares, and shared dispositive power over 14,953 shares of our common stock as of December 31, 2019. The address for Renaissance is 800 Third Avenue, New York, NY 10022.

(3)
Information reported is based on Amendment No. 5 to Schedule 13G as filed with the SEC on January 21, 2020 on which Royce & Associates, LP ("Royce") reported sole voting and dispositive power over 1,976,623shares of our common stock as of December 31, 2019. The address for Royce is 745 Fifth Avenue, New York, NY 10151.

(4)
Information is based on Schedule 13G as filed with the SEC on February 11, 2020 on which The Vanguard Group (“Vanguard”) reported sole voting power over 25,869 shares, sole dispositive power over 1,760,697 shares and shared dispositive power over 25,869 shares of our common stock as of December 31, 2019. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Information reported is based on Amendment No. 2 to Schedule 13G as filed with the SEC on February 12, 2020 on which Dimensional Fund Advisors, LP reported sole voting power over 1,591,069 shares and sole dispositive power over 1,672,378 shares of our common stock as of December 31, 2019. Dimensional Fund Advisors LP is a registered investment adviser that furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all these shares listed in this table are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Includes 11,873 shares with respect to Ms. Stipp and Messrs. Bevis, Fix, Griffin, and Rancourt, and 5,175 shares with respect to Mr. Ray that vest on the date of the Annual Meeting.
(7) Includes 185,185 shares of restricted stock that vest in three installments commencing on each of December 31, 2020, 2021, and 2022.
(8) Includes 46,014 shares that vested on April 16, 2020 pursuant to Mr. Miller's separation from the Company.

(9)	Includes 8,465 shares of restricted stock that vest in three equal installments commencing on October 20, 2018.

(10)	Includes 47,814 shares of restricted stock that vest in three installments commencing on December 31, 2020, 2021, and 2022.

(11)	Includes 12,165 shares of restricted stock that vest in three equal installments commencing on October 20, 2018.

(12)	Includes 7,500 shares held by the Roger L. Fix Revocable Trust, with Reporting Person as trustee.

EXECUTIVE COMPENSATION
Compensation Policies and Practices
Our compensation philosophy is based on the premise of attracting and retaining exceptional leaders who will deliver the Company’s annual business plan, execute our long term strategy, and meet the expectations of our investors, customers, and employees. The Compensation Committee (as used in this section, the "Committee"), which is comprised entirely of independent directors, has a pay for performance philosophy that is reflected in our compensation plan designs and places a majority of each executive officer’s total compensation at risk each year. Our compensation plans are designed to provide appropriate incentives without encouraging excessive risk taking. The performance goals and objectives to which incentive awards are tied are purely financial and are designed to encourage growth and innovation without rewarding excessive or unnecessary risk taking. The Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year. The Committee has also adopted executive stock ownership guidelines, an anti-hedging policy, and a clawback policy to further mitigate inappropriate risk taking.

Fiscal 2019 was a challenging year for the Company. Our financial performance as measured by the Bonus Plan metrics for 2019 was below threshold for Operating Profit Margin and below target for Revenue and Operating Working Capital as a Percent of Sales, and these outcomes were reflected in the variable compensation paid to ourNEOs, including a decision by the Compensation Committee that no annual incentive payments would be made to the NEOs for 2019. Our executive compensation programs will continue to place considerable emphasis on variable compensation to encourage a rapid response to challenging business conditions in our cyclical markets and align NEO pay with Company performance and long term shareholder value creation. The Committee believes the structure of our executive compensation program is appropriate and aligns with the Company's compensation philosophy and program objectives as detailed below.

We believe the philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives to which incentive awards are tied may include revenue growth, cash flow, operating and cost objectives, product development, efficient use of capital and the execution of strategic initiatives to encourage growth and innovation, in each case without rewarding excessive or unnecessary risk taking. Bonus eligibility for 2019 was based solely on consolidated financial performance goals. The financial performance metrics designated by the Compensation Committee for the 2019 annual incentive plan included Revenues, Operating Profit Margin, and Operating Working Capital as a Percent of Sales. Revenues and Operating Profit Margin are defined as used in our financial statements, adjusted for certain items. Operating Working Capital is determined by averaging quarterly working capital by sales, adjusted for certain items. Working Capital is defined as accounts receivable plus inventory less accounts payable. The Compensation Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year. The Compensation Committee has also adopted executive stock ownership guidelines, anti-hedging policies, and a clawback policy to further mitigate inappropriate risk taking.

Compensation Discussion and Analysis
Executive Summary
This Executive Summary provides an overview of the 2019 compensation programs for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”) in this report. For 2019, our NEOs included Messrs.:

•	Patrick E. Miller, former President and CEO;

•	C. Timothy Trenary, Executive Vice President, Chief Financial Officer and Treasurer;

•	Douglas F. Bowen, Senior Vice President and Managing Director, Global Seating

•	Dale M. McKillop, outgoing Senior Vice President and Managing Director, Global Trim, Wipers and Structures

Our compensation programs are designed to balance annual and long-term organizational goals with the individual performance and contributions of the NEOs to ensure our executive compensation programs are closely aligned with the interests of our stockholders. The Compensation Committee uses multiple performance measures to ensure an appropriate mix of annual and long term incentives and to avoid over-weighting the Company's short term objectives. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage their retention and further align their interests with those of our stockholders.
Throughout 2019, the Committee continued to place primary emphasis on long-term and at-risk incentive compensation as follows:

•
On March 6, 2019, the Committee adopted challenging 2019 performance metrics for the Commercial Vehicle Group Bonus Plan (the “Bonus Plan”) that were purely financial in nature, with a minimum threshold of performance required for the payment of incentive awards and a cap on maximum payouts under the plan;

•
The Committee established a new performance period for LTIP awards. Historically, the performance period has been October - September. The new performance period is set to run concurrently with the business plan year from January - December to better align with annual financial outcomes. As a result, the Committee did not approve any time-vested restricted stock awards or long term cash incentive opportunities for the NEOs in the calendar year 2019; and

•	The Committee continued its practice of enforcing stock ownership requirements for our NEOs to encourage a long term personal stake in the Company’s success.

At our 2019 Annual Meeting of Stockholders held on May 16, 2019, the compensation of our NEOs was approved, on an advisory basis, by approximately 98% of our stockholders who voted on the matter. The Committee considered the results of this vote, which it viewed as strong investor support for our executive compensation philosophy and programs, but did not take any specific compensation actions in fiscal year 2019 in response to the executive compensation advisory vote. At the 2020 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation.  The Committee will continue to consider the results of this vote and future advisory votes, which we view as an indicator of stockholder sentiment regarding our compensation philosophy, when contemplating executive compensation decisions and will continue to review and adjust our incentive programs as appropriate to align with our stockholders' interests.

In 2019, the key measures we used to determine our executives’ annual cash compensation were exclusively financial in nature and consisted of revenues, operating profit margin, and operating working capital as a percent of sales, adjusted for certain charges or credits primarily associated with currency translation and facility expansion or restructuring activities.

Leadership Transitions

On March 23, 2020 Harold Bevis succeeded Patrick Miller as President and CEO. The details of Mr. Miller's severance provisions are provided under the "Post Termination Payments" section below.

In connection with Mr. Bevis' appointment as President and CEO, he will be paid a base salary of $500,000 and be entitled to an annual incentive opportunity equal to 100% of base salary, prorated for 2020 based on hire date, and with a guaranteed minimum payment of $375,000 for the 2020 plan year only. For 2020, Mr. Bevis' long term incentive plan target is set at $1,800,000, on terms to be determined by the compensation committee of the Board, distributed as follows:

•	25%, or $450,000 will be issued in the form of time vested restricted stock units;

•
25%, or $450,000 will be issued in the form of performance shares, tied to relative performance of TSR as compared to the established peer group. The performance shares will be settled in stock, with a payout that may range from 0% to 200% based on performance;

•
25%, or $450,000, will be in the form of a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives. The payout may range from 0% to 300% based on performance.

Mr. McKillop will be separated from the Company, effective May 15, 2020, without Cause. The details of Mr. McKillop's severance provisions are provided under the "Post Termination Payments" section below.

Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
Our executive compensation program is designed to align total compensation with the Company’s financial performance and each NEO’s individual performance and proficiencies, while also supporting our ability to attract, motivate, and retain NEOs capable of operating profitably throughout each business cycle. Each NEO has a substantial portion of total compensation at risk in any given year, and each NEO receives long-term cash and equity awards to closely align realized compensation with changes in shareholder value. This multi-year framework of cash and equity awards closely links total compensation to the creation of shareholder value and aligns the interests of our executives with those of our stockholders.
The specific objectives of our executive compensation program include:

•	Attracting and retaining highly-qualified executives who will embrace our values based culture and contribute to our long-term success;

•	Linking executive compensation to the achievement of our short- and long-term financial, strategic and operational objectives;

•	Aligning executive compensation with each executive’s individual contributions, performance, and level of responsibility; and

•	Fostering a culture of performance and accountability

The Committee has structured and refined our executive compensation programs based on these objectives, while also considering the long term, cyclical nature of our industry. We seek to balance the consideration of those measures our NEOs directly influence with the cyclical market forces that the Company and its executives cannot control. Our executive compensation program generally includes annual and long-term incentive opportunities, and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and revenue scope. In 2019, the Committee continued to employ a long-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a long-term performance cash award tied to our Total Shareholder Return relative to an established peer group over a three year award period. The Committee is committed to paying executives for performance and rewarding an increase in long term shareholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including industry benchmarks, market conditions, current business challenges, and long-term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places a greater emphasis on at-risk compensation tied to short and long-term performance.
Our compensation philosophy is represented by those practices we support and those that we avoid, as detailed below.

What We Do ✓	What We Don’t Do ✗
We align pay with performance	We do not guarantee salary increases
We enforce share ownership policies	We do not utilize employment agreements, other than for the Chief Executive Officer
We prohibit hedging	We do not offer a supplemental executive retirement program
We employ an independent executive compensation consultant who provides no other services to the company	We do not offer perquisites for our NEOs that differ materially from benefits available to our employees
We prohibit pledging our securities as collateral for loans	We do not provide tax gross ups for any benefits or perquisites
We prohibit holding our securities in margin accounts	We do not provide excise tax gross ups in our Change in Control Agreements
We enforce robust Non-Competition and Non-Solicitation provisions	We do not guarantee any minimum payout under our AIP or LTIP plans, other than the one-time, pro-rated guarantee to Mr. Bevis in connection with his 2020 hire
We have a formal clawback policy

We set performance targets for our annual cash incentive compensation program such that NEOs receive their targeted annual compensation only if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will be above targeted levels; and when performance is below the pre-determined targets, total compensation will be below targeted levels. Historically annual incentive payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs for 2015 and 2018 was generally at target, for 2016 and 2017 were above target, and for 2019 was below target.

Compensation Process

In 2019, the Committee considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted performance against Revenue, Operating Profit Margin, and Operating Working Capital as a Percent of Sales, as adjusted;

•	Achievement of certain financial metrics and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	Evaluations of each individual NEO’s competencies, performance and contributions; and

•
The competitiveness of executive compensation as compared to our compensation peer group, as well as data compiled by our independent compensation consultant, Meridian. This analysis is performed on a periodic basis by Meridian based on a peer group consisting of manufacturing companies of comparable size.

Compensation Structure
Compensation Levels and Benchmarking
The Committee has engaged Meridian to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies. The most recent analysis, prepared by Meridian in May 2019, incorporated data from third party proprietary compensation surveys in addition to proxy data from the published peer group. The examination and comparison of this compensation data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions, and no formulaic methodology is used by the Committee when referring to such data in connection with executive compensation decisions.
The 2018 compensation peer group which was used for 2019 executive compensation benchmarks, includes the following:

Altra Industrial Motion Corp.	L. B. Foster Company
Astec Industries, Inc.	Motorcar Parts of America, Inc.
Columbus McKinnon Corporation	Myers Industries, Inc.
Dorman Products, Inc.	Shiloh Industries, Inc.
EnPro Industries, Inc.	Spartan Motors, Inc.
Federal Signal Corporation	Standard Motor Products, Inc.
Gentherm Incorporated	Stoneridge, Inc.
Jason Industries, Inc.

The TSR peer group, used for purposes of the Long Term Incentive Plan since November 2016 to provide continuity in the long term plan design, includes the following:

Altra Industrial Motion Corp.	Gentherm Incorporated
Astec Industries, Inc.	L.B. Foster Company
Columbus McKinnon Corporation	LCI Industries
Dorman Products, Inc.	Modine Manufacturing
EnPro Industries, Inc.	Shiloh Industries, Inc.
Federal Signal Corporation	Spartan Motors Inc.
Freightcar America, Inc.	Standard Motor Products, Inc.
Stoneridge, Inc.

For 2019, the Committee generally targeted base salaries for our NEOs near the market 50th percentile (or median), and performance-based annual incentives with target opportunities at or near the market median as compared to similarly situated executive officers in the compensation peer group, and as reported within published executive compensation surveys for comparable organizations. As a result, Target Total Cash Compensation (salary and target annual cash incentives) and Target Total Direct Compensation (salary and target annual cash incentives and long-term incentives) will be above the market median for our NEOs only if aggressive annual performance goals are met, consistent with our pay for performance philosophy.
The Committee believes this pay philosophy, with market based pay and an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in an increasingly competitive market for executive talent. Compensation Elements - Overview
The three principal compensation components for our NEOs include:

•	Base Salary;

•	Annual Incentive Compensation; and

•	Long-term Incentive Compensation.

Mr. Miller was party to an employment agreement, and Mr. McKillop was party to a Change-in-Control & Non-Competition Agreement. Messrs. Trenary and Bowen are each a party to a Change-in-Control & Non-Competition Agreement that provides for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control. We also provide a limited number of executive perquisites, as detailed in the accompanying tables and narrative disclosures, and retirement benefits as described below.
Compensation Mix
We use the principle components of compensation described above to provide at-risk compensation, retention value, and an equity stake designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation, and between cash and equity-based awards, is based on the following general principles:

•
We embrace a pay for performance philosophy that ties the majority of executive pay to performance, requires performance at a threshold level in order to qualify for incentive awards, caps maximum award payouts, and puts a significant portion of individual compensation at risk each year;

•	Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long term cash performance awards; and

•	We seek an appropriate mix of annual and long-term incentive opportunities that reflect the cyclical nature of our industry and encourage both performance and retention.

Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates NEOs to achieve results that support our strategic objectives and create long-term stockholder value without encouraging excessive risk taking.
Pay for Performance

Pay for performance is one of the primary objectives of our compensation philosophy. On average, 65% of the total target compensation opportunity for our NEOs is variable, or “at risk”.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the Bonus Plan, and target LTI opportunities as a percentage of 2019 target total compensation opportunities for our NEOs.

The AIP under the Bonus Plan, as illustrated in the chart above, reflects target award opportunities as shown in the Target column of the 2019 Grants of Plan-Based Awards Table (100% of salary for Mr. Miller, 75% of salary for Mr. Trenary, and 55% of salary for Mr. Bowen and Mr. McKillop). As an outcome of shifting the start of the LTI award cycle from October to January, no specific restricted share grants or performance award targets were established within the 2019 calendar year. For purposes of this illustration, LTI reflects the established Long Term Incentive Target, as a percentage of base salary for each of the NEOs, as established by the Compensation Committee in 2019. At target, Messrs. Miller, Trenary, Bowen and McKillop would receive LTI awards under the program with a grant date value equal to 155%, 100%, 70% and 70% of base salary, respectively.
The specific relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience, time in the industry, and time in the role, but consistently reflects the Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.
Compensation Elements
Salary
We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of new hires, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets base salaries based on market competitiveness, the NEOs’ specific roles and responsibilities, experience, expertise and individual performance throughout their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are made based on the factors noted above, as well as input from the President & CEO with respect to his direct reports, and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and annual increases are not guaranteed.
Messrs. Miller, Trenary, Bowen and McKillop received salary increases as of May 20, 2019, as illustrated below. The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the compensation peer group and published survey data.

	2019 Starting Base	2019 Increase	2019 Ending Base
Mr. Miller	$612,000	$38,000	$650,000
Mr. Trenary*	$430,000	$25,000	$430,000
Mr. Bowen	$275,000	$11,000	$286,000
Mr. McKillop	$262,013	$5,764	$267,777

*Mr. Trenary's 2019 increase was paid as a lump sum and did not affect his base salary.
Annual Incentive Compensation
Annual incentive compensation payable under the Bonus Plan is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined initially as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.
On March 6, 2019, the Committee approved 2019 financial performance goals for the Commercial Vehicle Group Bonus Plan (the "Bonus Plan") based on our business plan and strategic objectives. The 2019 target award opportunity for Mr. Miller was set at 100%, of his base salary. The target award opportunity for Mr. Trenary was set at 75% of his base salary. The target award opportunity for Messrs. Bowen and McKillop was set at 55% of their base salaries.
The Committee adopted objective financial performance metrics for the Bonus Plan, including Revenues, Operating Profit Margin, and Operating Working Capital as a Percent of Sales. Operating Profit Margin was selected by the Committee as a plan metric based on the high correlation to Total Shareholder Return. Revenue was selected based on the emphasis the Company’s business plan places on top-line growth. Operating Working Capital As a Percent of Sales was selected to encourage the efficient and profitable use of capital in business operations. Performance metrics were established on a consolidated basis to promote high level collaboration across the enterprise. As shown below, 60% of the total award opportunity for our NEOs was tied to consolidated profitability, as measured by corporate Operating Profit Margin. The 2019 performance metrics and weighting were the same as those established for 2018.

2019 Bonus Plan Metrics and Weighting
Metric	Operating Profit Margin	Revenues	Operating Working Capital % of Sales	TOTAL
Weighting	60%	15%	25%	100%

The Committee also approved 2019 Threshold, Target, and Superior performance goals, and corresponding award opportunities for the Bonus Plan. The following table summarizes consolidated performance goals for Fiscal Year 2019.

2019 Bonus Plan Performance Goals
Consolidated Metric	Threshold	Target	Superior
Operating Profit Margin	7.5%	8%	8.5%
Revenues ($ Millions)	$809	$952	$1.095
Operating Working Capital % Sales	17.1%	16.1%	15.1%

Award funding for each bonus component is independent of the other components. For each component, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity; Target performance funds 100%; and Superior performance funds 200%. Intermediate payout goals are established above and below target to flatten the payout curve, with performance between any points calculated using straight line interpolation. For each component, achievement of threshold performance is required to receive an award for that metric.
In 2019, the Bonus Plan included the following baseline formula for our NEOs:
BONUS = (2019 Base Salary x BF1x 60% x BF2) + (2019 Base Salary x BF1x 15% x BF3) + (2019 Base Salary X BF1 x 25% x BF4)
Where:

•	“2019 Base Salary” is each NEO’s salary at fiscal year-end 2019.

•
BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2019 year end base salary. Of the NEOs eligible for a 2019 incentive payment, Mr. Miller’s Target Factor was 100%; Mr. Trenary’s Target Factor was 75%; and the target factor for Messrs. Bowen and McKillop was 55%.

•
BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to Operating Profit Margin performance for the plan year, divided by the target set for the year. The payment for Threshold performance was set at 25% of target while payment for Superior performance was set at 200% of target.

•
BF3 (“Bonus Factor 3”) is scored independently as a fraction, with a numerator equal to Revenues performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

•
BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to Operating Working Capital as a Percent of Sales performance for the year divided by the target set for the year. The payment for Threshold performance was set at 25% of target, while payment for Superior performance was set at 200% of target.

For 2019, we achieved 5.1% in adjusted Operating Profit Margin, as adjusted for restructuring charges and foreign exchange translation, which was below the threshold of 6.7%, as flexed for volume. We achieved $896 million in Revenues, as adjusted for foreign currency translation, above the threshold level of $809 million but below the target level of $952 million. Operating Working Capital as a Percent of Sales achievement was 17.0%, as adjusted, which was better than threshold level but not at the target level of 16.1%. Taken together, the calculated annual incentive outcome for the Bonus Plan was 23.9% of target. However, as an outcome of the Company's financial restatement and material weaknesses reported in March, 2020 no bonuses were paid to the NEOs for the calendar year 2019.
On December 17, 2019, the Committee approved the following 2020 metrics for the Bonus Plan:

Bonus Plan - 2020 Metrics and Weighting
Metric Weighting	Operating Profit Margin	Incremental Sales	Operating Working Capital % of Sales	TOTAL
	60%	25%	15%	100%

The Bonus Plan metrics were refreshed for 2020 to replace the net sales metric with an incremental sales metric with a goal of focusing resources on new segments, new customers, and new products. The Committee believes a specific focus on incremental sales will help foster and sustain a culture of growth. The 2020 target incentive opportunity for Mr. Trenary is 75% of base salary and the 2020 target incentive opportunity for Mr. Bowen is 55% of base salary. These targets, as a percentage of base salary, are the same as those established for 2019 for each of these NEO positions.

Long-Term Incentives
The Company's equity incentive plan is designed to recognize and reward executive officers for efforts related to the long-term growth and success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciate rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. This range of available awards provides the Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change from time to time.
In 2019, the Committee migrated the timing of Long Term Incentive awards from the fourth quarter to the first quarter to align with the business plan year. As a result, no equity or restricted cash awards were granted in 2019 to our NEOs.
As designed, our Long Term Incentive Plan generally includes equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate element of long term compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. Restricted stock also aligns the NEOs' interests directly with those of the stockholders, as the NEOs will realize greater or lesser value based on stock price changes during the vesting period which will parallel the interests of our stockholders over the same period. The restricted share component of the Long Term Incentive Plan represents 50% of the total opportunity.
The balance of the LTIP incentive is generally comprised of a cliff vested restricted cash award tied to our Total Shareholder Return over a three year performance period, relative to the Total Shareholder Return of the published comparator group.
Total Shareholder Return is defined as the change in stock price in addition to any dividends paid over the three-year performance cycle. Total Shareholder Return calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.
In 2019, the Committee established Long Term Incentive Plan incentive targets as a percentage of base salary for each of the NEOs but deferred the award of restricted shares and restricted cash until April 3, 2020. The target for Mr. Trenary was set at 100% of base salary. The target for Mr. Bowen was set at 70% of base salary. The target for Mr. McKillop was set at 70% of base salary. The specific 2020 LTIP opportunity for each NEO, expressed as a percent of salary, reflected the shift in award timing from the fourth quarter to the first quarter such that each eligible NEO received a 2020 award valued at 125% of target in consideration of the 15 month gap between award periods. For the 2020 award cycle only, the LTI awards for Messrs. Trenary and McKillop were denominated entirely in Restricted Cash tied to relative TSR with a cliff vesting date of December 31, 2022, as long as they remain employed on the vesting date. Mr. McKillop's award will be forfeited as an outcome of his departure from the Company on May 15, 2020. The LTI award for Mr. Bowen was equally weighted between time-based restricted stock and cliff vesting restricted cash awards as described above.

Each of Messrs. Miller, Trenary, and McKillop was eligible for an award in the period commencing October 2016 and vesting on September 30, 2019. Mr. Bowen, who joined the Company in 2017, and Mr. Bevis who became an NEO in 2020 are active participants in the current LTIP but did not receive a 2016 award. Relative TSR Performance was measured against the comparator group in place at the time the 2016 awards were established, as follows:

Altra Industrial Motion Corp.	Gentherm Incorporated
American Railcar Industries, Inc.	L.B. Foster Company
Astec Industries, Inc.	LCI Industries
Columbus McKinnon Corporation	Modine Manufacturing
Dorman Products, Inc.	Shiloh Industries, Inc.
EnPro Industries, Inc.	Spartan Motors Inc.
Federal Signal Corporation	Standard Motor Products, Inc.
Freightcar America, Inc.	Stoneridge, Inc.
This same peer group also remains in effect for the LTI opportunity awarded in 2017 and 2018 and 2020, except that American Railcar Industries, Inc. is no longer in the peer group as the result of an acquisition. As noted above, an award was not issued in calendar year 2019 as an outcome of the award period migrating from October - September to January - December.
Potential payouts under the 2016 cash performance award could range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period as compared to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 16 companies)	Percent of Target Award Earned
Top Quartile	150%
Second Quartile	100%
Third Quartile	50%
Bottom Quartile	0% (No Payout)

The Company finished the 2016 - 2019 award period in the second quartile relative to the published peer group, resulting in a payout under the program at 100% of target. Mr. Miller’s original LTI performance cash target in 2016 and corresponding 2019 payout was $350,000. Mr. Trenary’s original LTI performance cash target in 2016 and corresponding 2019 payout was $212,500. Mr. McKillop’s original LTI performance cash target in 2016 and corresponding 2019 payout was $81,250. These awards were paid on October 11, 2019 and are reflected in the Summary Compensation Table as Incentive Plan Compensation.
In 2019, LTI targets were established as a percentage of each NEOs base salary but grants were deferred until April 3, 2020. The total target LTI award value established for Mr. Trenary was equal to 100% of base salary. The total LTI award value established for Mr. Bowen was equal to 70% of base salary. Potential payouts under the cash performance award can range from 0% to 200% of target, based on our relative Total Shareholder Return performance over the three year period. The awards granted on April 3, 2020 were adjusted to reflect the migration in award timing such that each NEO received an award opportunity equal to 125% of their annual LTI target.
The Committee believes the LTIP design, which puts at least 50% of the award at risk and ties the performance award to shareholder outcomes is consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, the Company is able to adjust any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.
Employment Agreements
Mr. Miller
Mr. Miller entered into an employment agreement (“Mr. Miller’s Employment Agreement”) on March 26, 2016 in connection with his promotion to President and CEO. Under the terms of the agreement, Mr. Miller received a base salary of $600,000, subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Miller subsequently received market-based salary adjustments in April 2018 and May 2019, taking his base salary to $650,000 as of December 31, 2019. He was also eligible for an annual incentive opportunity under the Company’s annual incentive plan based on a target award opportunity equal to 100% of his base salary. Pursuant to Mr. Miller’s Employment Agreement, Mr. Miller was eligible to receive equity and other LTI awards under any applicable plan adopted by the Company for which employees are generally eligible.
During the term of his employment, Mr. Miller was entitled to participate in any employee benefit plan the Company adopted for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Miller’s Employment Agreement provided for certain payments and benefits upon termination, which were triggered as an outcome of his separation on March 23, 2020 and as detailed in the Payments Upon Termination or Change in Control section below.

Change in Control Agreements
Mr. Trenary
In connection with his employment as Executive Vice President, Chief Financial Officer & Treasurer, Mr. Trenary receives a base salary of $430,000, subject to annual review and periodic upward adjustment as determined by the Committee. Mr. Trenary received a lump-sum market-based adjustment of $25,000 in May 2019, which increased his Total Cash Compensation for the calendar year but did not change his base salary. He is also eligible for an annual incentive opportunity under the Company’s annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 75% of Mr. Trenary’s base salary. Additionally, Mr. Trenary is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Trenary's target LTI award opportunity is 100% of his base salary.
Mr. Trenary is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Trenary may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.
Mr. Bowen
In connection with his employment as Senior Vice President and Managing Director, Mr. Bowen receives a base salary of $286,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company's annual incentive plan, as may be in effect from time to time based on a target award opportunity of 55% of his base salary. Additionally, Mr. Bowen is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. Bowen's current target LTI award opportunity is 70% of his base salary.
Mr. Bowen is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Bowen may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section below.
Mr. McKillop
In connection with his employment as Senior Vice President and Managing Director, Mr. McKillop received a base salary of $267,777, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan, as may be in effect from time to time based on a target award opportunity of 55% of his base salary. Additionally, Mr. McKillop was eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible. Mr. McKillop's 2020 target LTI award opportunity was 70% of his base salary.
Mr. McKillop was entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. McKillop's Change-In-control Agreement provided for certain payments upon termination, which will be triggered as an outcome of his separation on May 1, 2020 and detailed in the Payments Upon Termination or Change in Control section below.

Timing of Equity Grants
We did not grant any stock options or stock appreciation rights during 2019.

The Committee did not issue any equity grants in calendar year 2019 but approved grants of restricted stock on April 3, 2020 in connection with the refresh of the Long Term Incentive Plan. Such awards were issued at 125% of target to reflect the 15 month period between the grant of awards. None of our NEOs played a role in the Committee’s decision on the specific timing of these restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting ratably over three years until such time as all shares of restricted stock in such grant have vested. Following Committee approval of the grants, our Human Resources and Finance Departments administer awards made under the Equity Incentive Plan.

Adjustment or Recovery of Awards
The Board of Directors has adopted a formal clawback policy, amended as of August 8, 2019, stating that if any Section 16 officer of the Company or any member of the executive leadership team, defined as the CEO and his/her direct reports, engages in any fraud, misconduct, bad-faith action, or intentional or unintentional errors or omissions that, directly or indirectly, causes a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to Section 16 officers and executive leadership team, shall be subject to reduction, cancellation or reimbursement to the Company, on an individual or collective basis at the Board's discretion.
Risk Assessment
The Committee mitigates risk related to the Company’s compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership requirements, anti-hedging policies, insider trading policy, a clawback policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income, and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on the Company.

Consideration of Prior Amounts Realized
The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Mr. Miller was party to an Employment Agreement, executed in March 2016 in connection with his promotion to President and Chief Executive Officer. The Termination without Cause provisions of his agreement were triggered as a outcome of his separation on March 23, 2020 as detailed in the Change in Control table. Mr. McKillop was party to a Change-In-Control Agreement executed in February 2016. The Termination Without Cause provisions of his agreement were triggered as an outcome of his separation on May 15, 2020. Messrs. Trenary and Bowen are parties to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”). Mr. Trenary's Change-In-Control Agreement was executed in January 2014 and Mr. Bowen's Change-In-Control was executed in November 2017. The Employment Agreement and Change-in-Control Agreements specify severance payments in the event of certain employment termination scenarios both before and following a Change-in-Control of the Company. The agreements currently in place generally provide the following:

Mr. Miller and Mr. Trenary

•
Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; salary continuation severance pay at the base salary rate for an additional 24 months for Mr. Miller and an additional 12 months for Mr. Trenary.

•
Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to two times, in the case of Mr. Miller, and one times, in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Miller and for 12 months in the case of Mr. Trenary, in each case following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

Mr. Bowen and Mr. McKillop

•
Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 12 months.

•
Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of the obligations under the agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under Mr. Miller’s employment agreement and Messrs. Trenary, Bowen and McKillop’s Change-in-Control Agreement are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements and Mr. Miller’s employment agreement, “Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the employment agreement or Change-in-Control Agreement; (6) violation of code of conduct; or (7) a felony or certain misdemeanors.
“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.
“Change-in-Control” means (1) change in more than 50% of beneficial ownership of the Company; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of all, or substantially all, of our assets.

The potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes that the provisions in the Change-in-Control Agreements and Mr. Miller’s employment agreement are comparable to standard provisions of such agreements for similarly situated executive officers in the competitive market.
Retirement Plans
We sponsor tax-qualified employee savings and retirement plans (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2019, eligible employees, including all of the current NEOs, may elect to contribute between 1% and 5% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Company’s 401(k) Plan. The matching amounts received by the NEOs in 2019 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan described below represent the only sources of retirement income provided by the Company for the NEOs.
Deferred Compensation Plan
We implemented a Deferred Compensation Plan (the “Deferred Plan”) in 2006 for NEOs, and other key employees, primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income but does not include a Company match. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution triggers include termination of employment, disability, death, unforeseeable emergency or a change-in-control.
Stock Ownership Guidelines and Hedging Policies
Our stock ownership guidelines, as established by the Compensation Committee, requires executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Chief Financial Officer; (c) two times annual base salary for all other Section 16 Officers, including the NEOs; (d) one times base salary for all other officers and key managers as designated by the Compensation Committee, and (e) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. Compliance is determined using the share price as of calendar year end, or a three year average share price as of calendar year end, whichever is higher. There is no mandated time frame by which the officers and directors must meet the ownership guidelines, but covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.
We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2019 Annual Report on Form 10-K and Proxy Statement. Effective March 25, 2020, the Board elected James R. Ray, Jr., as a new Board member and the third Compensation Committee member.
Roger L. Fix (Chairman)
Wayne M. Rancourt

The following table summarizes the compensation of the NEOs for the years ending December 31, 2019, 2018 and 2017. The NEOs are the Company’s former chief executive officer, current chief financial officer, and the next two current and former highly compensated officers, as detailed in the table below.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($) (3)	Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Patrick E. Miller(1)	2019	622,844	—	350,000	—	11,400	984,244
Former President and Chief Executive Officer	2018	608,769	358,022	1,034,389	—	11,000	2,012,180
	2017	600,000	350,000	849,457	9,914	10,800	1,820,171

C. Timothy Trenary(1)	2019	466,730	—	212,500	—	11,400	690,630
Chief Financial Officer	2018	430,000	214,998	611,580	—	11,000	1,267,578
	2017	428,077	214,998	557,430	—	10,800	1,211,305

Douglas F. Bowen (1)	2019	276,269	63,935	—	—	11,400	351,604
Senior Vice President & Managing Director					—		—

Dale M. McKillop (1)	2019	279,374	—	81,250	—	11,400	372,024
Outgoing Senior Vice President & Managing Director	2018	260,124	85,155	197,211	—	11,000	553,490
	2017	253,077	82,872	201,723	—	10,800	548,472

(1)	Messrs. Miller,Trenary and McKillop were NEOs in each of 2019, 2018 and 2017. Mr. Bowen was designated an NEO in 2019.

(2)	Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of compensation into the Commercial Vehicle Group, Inc. Deferred Compensation Plan.

(3)
In connection with the migration of LTIP awards from the fourth quarter of 2019 to the first quarter of 2020, there were no stock awards issued to our NEOs in the calendar year 2019. The amounts shown for 2018 represent the aggregate value of the restricted stock based on the closing stock price of $7.00 on the grant date of November 9, 2018. Amounts shown for 2017 represent the aggregate value of the restricted stock based on the closing price of $9.79 on the grant date of November 8, 2017.

(4)
No annual incentive bonuses were paid to our NEOs in 2020 for the calendar year 2019. The amount shown for Mr. Miller for 2019 represents an LTIP award payment of $350,000 for the award period October 1, 2016 through September 30, 2019. The amount shown for Mr. Trenary for 2019 represents an LTIP award payment of $212,500 for the award period October 1, 2016 through September 30, 2019. The amount shown for Mr. McKillop for 2019 represents an LTIP award payment of $81,250 for the award period October 1, 2016 through September 30, 2019. Amounts shown for 2018 represent incentive payments made in 2019 under the Commercial Vehicle Group 2018 Bonus Plan. The amount shown for Mr. Miller for 2018 includes an LTIP payment of $525,000 for the award period October 1, 2015 through September 30, 2018. The amount shown for Mr. Trenary for 2018 includes an LTIP payment of $318,750 for the award period October 1, 2015 through September 30, 2018. The amount show for Mr. McKillop for 2018 includes an LTIP payment of $78,258 for the award period October 1, 2015 through September 20, 2018. Amounts shown for 2017 represent incentive payments made in 2018 under the Commercial Vehicle Group 2017 Bonus Plan. The amount shown for Mr. Miller for 2017 includes an LTIP award payment of $80,000 for the award period October 1, 2014 through September 30, 2017. The amount shown for Mr. Trenary for 2017 includes an LTIP award payment of $106,250 for the award period October 1, 2014 through September 30, 2017. The amount shown for Mr. McKillop for 2017 includes an LTIP award payment of $23,350 for the award period October 1, 2014 through September 30, 2017.

(5)
Represents above-market earnings in the Deferred Compensation Plan for Mr. Miller. Messrs. Trenary and McKillop did not participate in the plan in 2017, 2018, or 2019. And Mr. Bowen did not participate in the plan in 2019. See the “2019 Deferred Compensation Table” below for additional details.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2019:
2019 All Other Compensation Table

Name	Company Contributions to Deferred Compensation and 401 (k) Plans ($) (1)	Executive Plane Usage ($) (2)	Total ($)
Patrick E. Miller	11,400	-	11,400
C. Timothy Trenary	11,400	-	11,400
Douglas F. Bowen	11,400	-	11,400
Dale M. McKillop	11,400	-	11,400

(1)	Represents our matching contributions equal to 100% of the first 3%, and 50% of the next 2% of the participant’s contribution relating to the 401(k) Plan in 2019.

(2)	In 2019, none of our NEOs had any personal use of the Company aircraft.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2019 Bonus Plan. As an outcome of the Long Term Incentive Plan refresh, grants were migrated from the fourth quarter of 2019 to the first quarter of 2020 and, as a result, there were no performance awards or restricted stock awards granted during the 2019 calendar year.
2019 Grants of Plan Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards ($)
Patrick E. Miller	N/A	(1)	325,000	650,000	1,300,000	-	-
	N/A	(2)	-	-	-	-	-
	N/A	(3)	-	-	-	-	-

C Timothy Trenary	N/A	(1)	161,250	322,500	645,000	-	-
	N/A	(2)	-	-	-	-	-
	N/A	(3)	-	-	-	-	-

Douglas F. Bowen	N/A	(1)	92,950	185,900	371,800	-	-
	N/A	(2)	-	-	-	-	-
	N/A	(3)	-	-	-	-	-

Dale M. McKillop	N/A	(1)	73,639	147,278	294,556	-	-
	N/A	(2)	-	-	-	-	-
	N/A	(3)	-	-	-	-	-

(1)
"N/A" refers to the lack of a specific grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis - Annual Incentive Compensation” for a description of the 2019 metrics for the Commercial Vehicle Group 2019 Bonus Plan. These amounts represent potential payouts under the Bonus Plan in 2019. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation.”

(2)	No performance awards were granted to the NEOs within the 2019 calendar year, as an outcome of the migration of LTI awards from the fourth quarter of 2019 to the first quarter of 2020.

(3)	No restricted stock was awarded to the NEOs within the 2019 calendar year as an outcome of the migration of LTI awards from the fourth quarter of 2019 to the first quarter of 2020.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2019, calculated using the closing stock price of $6.35 on December 31, 2019:

Outstanding Equity Awards at Fiscal 2019 Year-End Table

		Stock Awards
Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick E. Miller	(1)	11,917	75,673	-	-
	(2)	34,097	216,516	-	-
	(3)			-	-
				-	-
C. Timothy Trenary	(1)	7,320	46,482	-	-
	(2)	20,476	130,023	-	-
	(3)			-	-

Douglas F. Bowen	(1)	2,346	14,897	-	-
	(2)	8,512	54,051	-	-
	(3)			-	-

Dale M. McKillop	(1)	2,821	17,913	-	-
	(2)	8,110	51,499	-	-
	(3)			-	-

(1)
Represents the restricted stock grants issued in November 2017. These shares will fully vest on October 20, 2020, except for Mr. Miller's shares which were fully vested in April 2020 as an outcome of his separation, and Mr. McKillop's shares which were forfeited as an outcome of his separation.

(2)
Represents the restricted stock grants issued in November 2018 which will vest in equal installments on October 20th of 2020 and 2021, except for Mr. Miller's shares which were fully vested in April 2020 as an outcome of his separation, and Mr. McKillop's shares which were forfeited as an outcome of his separation.

(3)	As a outcome of the LTI awards migrating from the fourth quarter of 2019 to the first quarter of 2020, no restricted stock grants were made in 2019.

The following table shows the number of shares of common stock acquired by the NEOs upon the vesting of restricted stock during 2019:

2019 Option Exercise and Stock Vested Table
	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Patrick E. Miller	-	-	50,732	381,504
C Timothy Trenary	-	-	30,774	231,420
Douglas F. Bowen	-	-	6,602	49,647
Dale M. McKillop	-	-	11,930	89,713

(1)	Calculated using the closing stock price of $7.52 on October 18, 2019.

The table below shows the NEOs contributions, Company matching contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. The Company does not provide matching dollars under the Deferred Plan. Please refer to the “Compensation Discussion and Analysis - Post-Termination Payments - Deferred Compensation Plan” for a detailed description of the Deferred Plan.

2019 Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Patrick E. Miller (1)	67,936	-	22,524	-	910,938
C. Timothy Trenary (2)	-	-	-	-	-
Douglas F. Bowen (2)	-	-	-	-	-
Dale M. McKillop (2)	-	-	-	-	-

(1) Mr. Miller elected to defer 6% or $67,936, of his eligible compensation for 2019.
(2) Messrs. Trenary, Bowen, and McKillop elected not to participate in the Deferred Plan in 2019.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; change-in-control, and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2019, and are estimates of the amounts which would be paid out to the NEOs upon their termination, except in the case of Messrs. Miller and McKillop the amounts reflect calculated severance as of their separation date The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.
Potential Payments Upon Termination or Change in Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control	Change-in-Control and Termination Within Thirteen Months
Patrick E. Miller
Severance Payment (1) (2)	$ -	$—	$1,462,500	$ -
Salary Termination Benefit (3)	-	-	-	-
Restricted Stock (4)	-		292,189	-
Cash Performance Award (5)	-	-	-	-
Benefit Continuation (6)	-	-	-	-
Legal Counsel Representation (7)	-	-	-	-
Totals	$ -	$—	$1,754,689	$ -	$—

C. Timothy Trenary
Severance Payment (1) (2)	$ -	$—	$430,000	$ -	$—
Salary Termination Benefit (3)	-	-		-	678,003
Restricted Stock (4)	-	176,498	176,498	-	176,498
Cash Performance Award (5)	-	-	-	-	322,500
Benefit Continuation (6)	-	-	-	-	17,589
Legal Counsel Representation (7)	-	-	-	-	50,000
Totals	$ -	$176,498	$606,498	$ -	$1,244,590

Douglas F. Bowen
Severance Payment (1) (2)	$ -	$—	$286,000	$ -	$—
Salary Termination Benefit (3)	-	-	-	-	$377,492
Restricted Stock (4)	-	$68,948	-	-	$68,948
Cash Performance Award (5)	-	-	-	-	$113,587
Benefit Continuation (6)	-	-	-	-	$17,589
Legal Counsel Representation (7)	-	-	-	-	$50,000
Totals	$ -		$286,000	$ -	$627,616

Dale M. McKillop
Severance Payment (1) (2)	$ -	$—	$316,869	$ -
Salary Termination Benefit (3)	-	-	-	-
Restricted Stock (4)	-		-	-
Cash Performance Award (5)	-	-	-	-
Benefit Continuation (6)	-	-	-	-
Legal Counsel Representation (7)	-	-	-	-
Totals	$ -	$—	$316,869	$ -	$—

(1)
In the case of Mr. Miller, represents his severance benefit equal to 24 months of equivalent salary, the vesting of 46,014 restricted shares, plus any pro-rated annual incentive earned but not yet paid. For purposes of this disclosure, the pro-rated bonus is calculated at target as of Mr. Miller's separation date but the actual payment earned as of December 31, 2020 may be 0% - 200% of this target amount. In the case of Mr. Trenary, represents 12 months base salary, the vesting of unvested restricted shares plus any annual incentive earned in the prior year but not yet paid. In the case of Mr. Bowen, represents 12 months base salary. In the case of Mr. McKillop, represents his severance benefit equal to 12 months of equivalent salary, plus any pro-rated annual incentive earned but not yet paid. For purposes of this disclosure, the pro-rated bonus is calculated at target as of Mr. McKillop's separation date, but the actual payment earned as of December 31, 2020 may be 0% - 200% of this target amount. Any annual incentive award earned in the prior year but not yet paid is provided for by the NEO's Change-In-Control Agreement if employment is terminated without “Cause". Our 2019 performance resulted in a calculated bonus of 23.9% of target but such payments are not reflected as potential payments for Messrs. Trenary and Bowen as of December 31, 2019 as no awards were paid to the NEOs for 2019 as an outcome of our financial restatement and material weaknesses.

(2)
Represents payment of any annual incentive award earned in the prior year but not yet paid, if the named executive officer is terminated as a result of retirement, death, or disability. For the calendar year 2019, no incentive bonuses were earned by the NEOs as detailed above.

(3)
In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation under the Bonus Plan as of December 31, 2019. The unpaid earned compensation is payable within 15 days after termination of employment, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement. In the event of a Change in Control and termination within thirteen months, the salary termination benefit for Messrs. Trenary and Bowen is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Employment Agreement or Change-in-Control Agreement.

(4)
Payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2019, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2019 by the closing market price of our common stock on December 31, 2019.

(5)
In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated as of December 31, 2019.

(6)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 12 months for Messrs. Trenary and Bowen.

(7)
Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control. In addition to these benefits, NEOs with a vested balance under the Deferred Plan would be entitled to the vested portion of the account balance in the event of their termination of employment, death, disability, or a Change-in-Control. See the “2019 Deferred Compensation Table.”

The Company is obligated to pay the following pursuant to the NEOs’ Employment Agreement or Change-in-Control Agreement:

Terminations due to death, disability, for “Cause” or voluntary termination - the NEO will receive the earned but unpaid portion of base salary through the termination date.
For terminations by the Company without “Cause” prior to a Change-in-Control - the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with the Company’s payroll practices in effect at the time of employment separation for an additional 12 months for Messrs. Trenary and Bowen. In addition, any restrictions on restricted shares held by Mr. Trenary will lapse and the restricted stock awards will be deemed fully vested in the event of termination without cause.
For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control - The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but unused vacation and the amount of any earned but unpaid bonus, and incentive compensation or other fringe benefit through the date of termination. The salary termination benefit for Messrs. Trenary, and Bowen is equal to one times the amount of the current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.
Change-in-Control - Under the cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.
Non-competition and non-solicitation provisions - pursuant to his Change-in-Control Agreement, Mr. Miller has agreed not to compete with us, or solicit any of our employees for a 24 month period following his separation and Mr. McKillop has agreed not to compete with us, or solicit any of our employees for a 12 month period following his separation.. Pursuant to the Change-in-Control Agreements, Messrs. Trenary and Bowen have agreed not to compete with us, or solicit any of our employees, during the period in which they are employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers
Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in the management performance bonus plan; vacation in accordance with Company policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in the Company 401(k) Savings Plan; participation in the Deferred Compensation Plan; reasonable and customary relocation package in connection with the start of employment, as appropriate; and severance in accordance with the applicable Employment Agreement or Change-in-Control Agreement.

Indemnification Agreements
In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors, and NEOs. These indemnification agreements require us, among other things, to indemnify our directors, and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by each of our directors, and NEOs in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he or she is or was a director, or an NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve in these roles.

Director Compensation
We pay our non-employee directors an annual retainer of $70,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $15,000 to the Audit Committee Chair, $10,000 to the Compensation Committee Chair and $7,500 to the Nominating, Governance & Sustainability Committee Chair.
We also compensate our non-employee directors through grants of restricted stock and in May 2019, we granted 11,873 shares of restricted stock to each of Messrs. Arves, Bevis, Fix, Griffin, Rancourt, and Stipp with a grant date value of $90,000. All such restricted stock grants made to our non-employee directors cliff vest in one year. As of 2018, the timing of director grants was moved from November to May to align with the service term that runs from annual meeting to annual meeting. Restricted stock grants for 2019 were granted on May 17, 2019 and will vest on May 14, 2020 or sooner if the director leaves the Board prior to annual meeting for any reason other than for cause, as was the case with the grant to Mr. Arves which vested as an outcome of his retirement in August 2019. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

Board Leadership
The following changes became effective in 2019: Ms. Janice Stipp joined the Board as an Independent Director on February 28, 2019. Mr. Snell retired as Chairman of the Board on May 16, 2019. He was succeeded by Mr. Arves. Mr. Arves retired as an Independent Director and Chairman of the Board as of August 15, 2019. Mr. Griffin succeeded Mr. Arves as Chairman of the Board. Mr. Rancourt succeeded Mr. Griffin as Chairman of the Audit Committee. Mr. Bevis succeeded Mr. Rancourt as Chairman of the Governance Committee, and on March 25, 2020, Ms. Stipp subsequently succeeded Mr. Bevis on March 25, 2020 in connection with his appointment as President and CEO. There were no changes to the Compensation Committee Chair. Mr. James Ray joined the Board as an Independent Director on March 25, 2020.
The table below describes the compensation paid to non-employee directors in 2019. Annual chair fees for 2019 were pro-rated to reflect the assignments as detailed above. Mr. Miller, who served as a director and our President and Chief Executive Officer, received no compensation in 2019 for serving on our Board.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Scott C. Arves	93,750	90,000	-	-	-	-	183,750
Richard A. Snell	35,000	90,000	-	-	-	-	125,000
Robert C. Griffin	99,891	90,000	-	-	-	-	189,891
Roger L. Fix	80,000	90,000	-	-	-	-	170,000
Harold C. Bevis	72,792	90,000	-	-	-	-	162,792
Janice Stipp	70,000	90,000	-	-	-	-	160,000
Wayne M. Rancourt	80,292	90,000	-	-	-	-	170,292

(1)	Represents the aggregate value of the restricted stock based on the closing stock price of $7.58 on the grant date of May 16, 2019.

(2)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2019 was 11,873.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. Accordingly, no interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants - There are no stock option grants outstanding.

As of December 31, 2019, a total of 2,067,434 shares were available for future grants from the shares authorized for award under the 2014 Equity Incentive Plan, including cumulative forfeitures.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Miller, former President and CEO, to the annual total compensation of our median employee;

For 2019, our last completed fiscal year:

•the annual total compensation of the median compensated of our Company’s employees (other than our President and CEO), was $16,800; and
•the annual total compensation of the President and CEO for purposes of determining the CEO pay ratio was $1,505,134

Based on this information, for 2019, the ratio of the annual total cash compensation of our President and CEO, to the annual total cash compensation of our median employee was 89.6:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

To identify the "median employee" from our employee population, we used actual base salary paid, bonus paid and any overtime paid during the 12-month period ending on December 31, 2019. For purposes of this analysis, we annualized the base compensation of any employees who worked a partial calendar year. For purposes of this calculation, we also included the Company cost of non-discriminatory benefits for both our CEO and our median employee. Compensation of non US employees was converted from local currency to US dollars using exchange rates in effect on December 31, 2019.

We determined that, as of December 31, 2019, our employee population consisted of approximately 7,347 individuals globally, from the following regions:

Mexico	45%
United States	23%
Eastern Europe	23%
Western Europe	4%
Asia Pacific	5%

Nearly 70% of our employees are based in Mexico and Eastern Europe in our labor intensive wire harness business, which substantially influences the median employee compensation. As compared to the average employee compensation across all geographies in the chart above, the ratio of Mr. Miller’s compensation is 53:1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Under the NASDAQ Marketplace Rules, we are required to conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed and approved by our Audit Committee or another independent body of the Board. Related parties means our directors, officers, 5% stockholders or the immediate family members of any of the foregoing. Our Code of Conduct provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the last fiscal year, except Ms. Stacie N. Fleming and Messrs. Miller, Trenary and McKillop failed to timely file a Form 4 with respect to one transaction each, but such report was filed five days after the due date.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.

During fiscal year ended December 31, 2019 through March 23, 2020, the Audit Committee was composed of three directors appointed by the Board, and on March 23, 2020, Mr. Bevis, upon becoming President and Chief Executive Officer, resigned from all Committee appointments he held including from the Audit Committee. Effective March 25, 2020, the Board elected James R. Ray, Jr., as a new Board member and the third Audit Committee member. All Audit Committee members are independent for Audit Committee purposes under applicable Exchange Act rules and NASDAQ Marketplace Rules. The Board designated each of Ms. Stipp and Mr. Rancourt as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board and amended most recently in March 2020, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting, financial and reporting controls, the internal audit process, risk management, the independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. Management is responsible for these processes.

The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls. The Audit Committee also reviews the Company’s quarterly earnings press releases and reports on Form 10-Q prior to filing. The Audit Committee held eight meetings in 2019.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the impact of nonaudit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits, including timing, risk assessments, locations and coverage, and any reliance by the independent registered public accounting firm on work performed by the internal auditors. The Audit Committee meets at least quarterly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Annually, the Audit Committee reviews and approves the internal audit plan. Additionally, the Audit Committee periodically meets separately with each of the Chief Financial Officer and General Counsel of the Company.

The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval, approval in advance of all audit and non-audit services, and the rotation and selection of the lead audit partner every five years. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2020, based on their overall qualifications, objectivity, significant experience and understanding of the Company’s operations, and their ability to deploy resources to match the Company’s global operations. Accordingly, in this proxy statement, the Board recommends the ratification of KPMG as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020.

In performing its review, the Audit Committee also considers the quality and effectiveness of KPMG’s communications with the Audit Committee and management; how effectively KPMG maintained its independence as demonstrated by exercising judgment, objectivity and professional skepticism; reports of the PCAOB and other available data regarding the quality of work performed by KPMG; KPMG’s tenure and experience as the Company’s auditor; and the geographic reach and expertise of KPMG to address the demands placed on an auditor by the global breadth of the Company’s business.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Wayne M. Rancourt (Chairman)
Janice E. Stipp

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2021 annual meeting of stockholders must be received by us on or before the close of business January 7, 2021. Such proposals must be submitted by certified mail, return receipt requested. The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Accordingly, stockholders who intend to present a proposal at the 2021 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than March 18, 2021 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2021 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2021 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s General Counsel, Compliance Officer and Secretary.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Aneezal H. Mohamed, General Counsel, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Aneezal H. Mohamed General Counsel, Compliance Officer and Secretary
May 7, 2020
IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

COMMERCIAL VEHICLE GROUP, INC.
2020 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”) is to promote the long-term growth and profitability of Commercial Vehicle Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and deferred stock units, performance awards, dividend equivalent rights and other stock-based awards, or any combination of the foregoing may be made under the 2020 Equity Incentive Plan.

2.	Definitions.

(a)“Board of Directors” and “Board” mean the board of directors of the Company.

(b)“Cause” shall, with respect to any participant, have the equivalent meaning as the term “cause” or “for cause” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:

(i)Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii)Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a Subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any Subsidiary; or

(iii)Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or

(iv)Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

For purposes of this Section 2(b), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(c)“Change in Control” means the occurrence of one of the following events:

(i)if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or

(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the 2020 Equity Incentive Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the 2020 Equity Incentive Plan, and (ii) independent, as defined by the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(f)“Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g)“Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages, in any state in which the Company or any Subsidiary is doing business at the time of such person’s termination of employment, in any business which competes with any product or service of the Company or any Subsidiary.

(h)“Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or any agreement between the eligible participant and the Company as otherwise determined by the Committee.

(i)“Effective Date” has the meaning given in Section 22 of the 2020 Equity Incentive Plan.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)“Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(l)“Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq Stock Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m)“Full-Value Award” means any award under the 2020 Equity Incentive Plan other than an Incentive Stock Option, Non-qualified Stock Option, or SAR.

(n)“Good Reason” shall, with respect to any participant, have the equivalent meaning as the term “good reason” or “for good reason” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean (i) the assignment to the participant of any duties materially inconsistent with the participant’s duties or responsibilities as assigned by the Company (or a Subsidiary), or any other action by the Company (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; (ii) any material failure by the Company (or a Subsidiary) to make any payment of compensation or pay any benefits to the participant that have been agreed upon between the Company (or a Subsidiary) and the participant in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; or (iii) the Company’s (or Subsidiary’s) requiring the participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of award, except for travel reasonably required in the performance of the participant’s responsibilities.

(o)“Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(p)“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(q)“Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(r)“Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(s)“Performance Award” means a right, granted to a participant under Section 10 hereof, to receive awards based upon performance goals specified by the Committee.

(t)“Performance Goal” has the meaning set forth in Section 10 hereof.

(u)“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(v)“Share” means a share of Common Stock that may be issued pursuant to the 2020 Equity Incentive Plan.

(w)“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

The 2020 Equity Incentive Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the 2020 Equity Incentive Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the 2020 Equity Incentive Plan, the Committee shall be authorized to (i) select persons to participate in the 2020 Equity Incentive Plan, (ii) determine the form and substance of grants made under the 2020 Equity Incentive Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the 2020 Equity Incentive Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the 2020 Equity Incentive Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the 2020 Equity Incentive Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the 2020 Equity Incentive Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the 2020 Equity Incentive Plan and any rules and regulations relating to the 2020 Equity Incentive Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the 2020 Equity Incentive Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the 2020 Equity Incentive Plan shall be borne by the Company. The 2020 Equity Incentive Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the 2020 Equity Incentive Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the 2020 Equity Incentive Plan; Limit on Awards.

Subject to adjustments as provided in Section 19, the maximum number of Shares that may be issued pursuant to the 2020 Equity Incentive Plan as awards shall be 3,000,000 Shares. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the 2020 Equity Incentive Plan expires, terminates unexercised, becomes unexercisable or is forfeited as to any Shares, then such unpurchased or forfeited Shares shall thereafter be available for further grants under the 2020 Equity Incentive Plan. In addition, any Shares tendered or withheld by the Company to satisfy any taxes payable in connection with the grant, vesting or settlement of a Full-Value Award shall thereafter be available for further grants under the 2020 Equity Incentive Plan. Notwithstanding anything in this Section 4 to the contrary, any Shares that are tendered or withheld in payment of the exercise price of an Incentive Stock Option, Non-qualified Stock Option or SAR, or the taxes payable with respect to the exercise of an Incentive Stock Option, Non-qualified Stock Option or SAR, shall not thereafter be available for further grants under the 2020 Equity Incentive Plan. In addition, shares underlying outstanding awards granted under the 2014 Plan that, following the Effective Date of the 2020 Equity Incentive Plan, expire, or are terminated, surrendered or forfeited for any reason without issuance of such shares are also available for the grant of new awards under the 2020 Equity Incentive Plan. For this purpose, for any performance-vesting share-based awards granted under the 2014 Plan that become earned after the Effective Date of the 2020 Equity Incentive Plan, (i) any shares earned will be satisfied from the 2014 Plan share pool to the extent available, (ii) any shares earned in excess of the 2014 Plan share pool will be issued from the aggregate number of shares available for issuance under the 2020 Equity Incentive Plan, and (iii) any shares that are not earned as a result of performance results will be treated as forfeitures.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 21 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

In any one calendar year, the Committee shall not: (i) grant to any one participant who is not a Non-Employee Director awards that relate to a number of Shares in excess of fifteen percent (15%) of the total number of Shares authorized under the 2020 Equity Incentive Plan pursuant to this Section 4; (ii) grant to any one Non-Employee Director awards that relate to a number of Shares in excess of five percent (5%) of the total number of Shares authorized under the 2020 Equity Incentive Plan pursuant to this Section 4; or (iii) grant to any one Participant Performance Awards providing for the payment or distribution to any Participant of cash or other property (other than Shares) having a value in excess of $4,000,000.

5.	Participation.

Participation in the 2020 Equity Incentive Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the 2020 Equity Incentive Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the 2020 Equity Incentive Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the 2020 Equity Incentive Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs, restricted stock units, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the 2020 Equity Incentive Plan need not be uniform and may be made selectively among eligible individuals under the 2020 Equity Incentive Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.	Incentive and Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the 2020 Equity Incentive Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the 2020 Equity Incentive Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the 2020 Equity Incentive Plan, provided that such stock option otherwise meets the 2020 Equity Incentive Plan’s requirements for Non-qualified Stock Options.

(a)Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv), if the Shares are traded on an established securities market at the time of exercise, by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised, or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

(c)Terms of Options.  The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d)Limitations on Grants.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e)Termination.

(i)Death or Disability.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the 2020 Equity Incentive Plan if required to be so treated under the Code.

(ii)Retirement.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the 2020 Equity Incentive Plan if required to be so treated under the Code.

(iii)Discharge for Cause.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv)Other Termination.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f)Options Exercisable for Restricted Stock.  The Committee shall have the discretion to grant options which are exercisable for Shares of restricted stock. Should the participant cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary while holding such Shares of restricted stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of restricted stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that (a) the exercise price of an SAR may never be less than the Fair Market Value of the Shares subject to the SAR on the date the SAR is granted and (b) no SAR will be exercisable in whole or in part more than ten years from the date the SAR is granted.

Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (b) the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash or in Shares having a Fair Market Value equal to such amount. Upon distribution, the full number of Shares covered by the SAR, rather than the actual number of Shares distributed, will be counted as issued under the 2020 Equity Incentive Plan for purposes of the limit on awards set forth in Section 4 above.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR.

8.	Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the 2020 Equity Incentive Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. The par value (or such larger amount) must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the 2020 Equity Incentive Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee and subject to Section 11 hereof, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

Except as otherwise provided by the Committee, at such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.	Restricted Stock Units; Deferred Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the 2020 Equity Incentive Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 9), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive one Share from the Company at the end of the vesting period (the “Vesting Period”) of the applicable restricted stock unit, unless the participant elects in a timely fashion, as provided below, to defer the receipt of such Shares with respect to the restricted stock units. The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock unit award.

Except as otherwise provided by the Committee, during the Vesting Period the participant shall not have any rights as a stockholder of the Company; provided that the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless the participant elects in a timely fashion, as provided below, to defer the receipt of the Shares with respect to the restricted stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the participant at such time as the payment of the Shares with respect to the deferred stock units.

Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and any of its Subsidiaries due to death, Disability or Retirement during any Vesting Period, all restrictions on restricted stock units granted to such participant shall lapse and the participant shall be then entitled to receive payment in Shares with respect to the applicable restricted stock units. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company and any of its Subsidiaries for any other reason, all restricted stock units granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

A participant may elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the 2020 Equity Incentive Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, to defer the receipt of all or a portion of the Shares due with respect to the vesting of such restricted stock units; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Shares subject to the deferral election, and any other terms with respect to a grant of restricted stock units to the extent the Committee deems necessary to enable the participant to defer recognition of income with respect to such units until the Shares underlying such units are issued or distributed to the participant. Upon such deferral, the restricted stock units so deferred shall be converted into deferred stock units. Except as provided below, delivery of Shares with respect to deferred stock units shall be made at the end of the deferral period set forth in the participant’s deferral election notice (the “Deferral Period”). Deferral Periods shall be no less than one year after the vesting date of the applicable restricted stock units.

Except as otherwise provided by the Committee, during such Deferral Period the participant shall not have any rights as a stockholder of the Company; provided that, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to his or her death prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such participant’s death.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary upon becoming disabled (as defined under Section 409A(a)(2)(C) of the Code) or Retirement or for any other reason except death or termination for Cause prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units at the end of the applicable Deferral Period or on such accelerated basis as the Committee may determine, to the extent permitted by regulations issued under Section 409A(a)(3) of the Code.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to termination for Cause such participant shall immediately forfeit any deferred stock units which would have matured or been earned at the end of the applicable Deferral Period.

Except as otherwise provided by the Committee, in the event of a Change in Control that also constitutes a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under IRS Notice 2005-1, as amended or supplemented from time to time, or regulations issued pursuant to Section 409A(a)(2)(A)(v) of the Code), a participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of the applicable Deferral Period as if such Deferral Period had ended immediately prior to the Change in Control; provided, however, that if an event that constitutes a Change in Control hereunder does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the deferred stock units shall be made under this paragraph to the extent such payments would constitute an impermissible acceleration under Section 409A of the Code.

10.	Performance Awards.

The Committee is authorized to make Performance Awards payable in cash, Shares or other awards, on terms and conditions established by the Committee, subject to the provisions of this Section 10. In particular, the amounts payable under a Performance Award may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more performance goals, which performance goals may relate to such measures or combination of measures of individual performance and/or the Company’s or a Subsidiary’s performance (including, without limitation, any divisional, business unit or other performance) as the Committee, in its sole discretion, deems appropriate. Achievement of performance goals in respect of such Performance Awards shall be measured over any performance period determined by the Committee.

The Committee may condition the grant, vesting, exercise and/or settlement of Performance Awards upon achievement during a specified performance period of no less than three months of one or more performance goals established by the Committee (herein, “Performance Goals”) which may be based on, without limitation: net income, operating income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, return on investment, return on capital, return on invested capital, return on capital compared to cost of capital, return on capital employed, return on equity, return on assets, return on net assets, total shareholder return, cash return on capitalization, enterprise value, net debt, revenue, revenue ratios (per employee or per customer), stock price, market share, shareholder value, net cash flow, cash flow, cash flow from operations, cash balance, cash conversion cycle, cost reductions and cost ratios (per employee or per customer), new product releases and strategic positioning programs, including the achievement of specified milestones or the completion of specified projects. The Performance Goals may be absolute or relative, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence.

The Committee may adjust the time and/or Performance Goals applicable to Performance Awards to take into account changes in law, accounting and tax rules, and to make such adjustments as the Committee deems appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. The Committee may not increase the Common Stock or other amount that would otherwise be payable upon achievement of the stated Performance Goal(s), but may reduce the Common Stock or other amount due upon attainment of the stated Performance Goal(s), basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Performance Award.

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more Performance Goals during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Settlement of Performance Awards shall be in cash, Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the participant’s employment or service prior to the end of a performance period or settlement of Performance Awards. Any earned Performance Award shall be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

11.	Dividends and Dividend Equivalents.

The Committee is authorized to grant dividend equivalents to a participant entitling the participant to receive cash, Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock of the Company, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. Notwithstanding anything in the 2020 Equity Incentive Plan to the contrary, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an outstanding award (or portion thereof) that has not vested. For any such award, the Committee may provide only for the accrual of dividends or dividend equivalents that will not be payable to the participant unless and until, and only to the extent that, the award vests. Dividend or dividend equivalent rights shall be as specified in the award agreement or pursuant to a resolution adopted by the Committee with respect to outstanding awards. No dividend equivalents shall be granted with respect to Non-qualified Stock Options, Incentive Stock Options or SARs.

12.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock of the Company, as deemed by the Committee to be consistent with the purposes of the 2020 Equity Incentive Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration (including without limitation loans from the Company or a Subsidiary to the extent permissible under the Sarbanes Oxley Act of 2002 and other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the 2020 Equity Incentive Plan, may also be granted pursuant to this Section 12.

13.	Change in Control.

Unless otherwise determined by the Committee, if there is a Change in Control of the Company and a participant’s employment or service as a director, officer, or employee of the Company or a Subsidiary, is terminated (1) by the Company without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control:

(i)any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, and shall remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award), subject to applicable restrictions;

(ii)any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the 2020 Equity Incentive Plan shall lapse and such awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the participant, and subject to applicable restrictions; and

(iii)with respect to any outstanding Performance Award, the Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the Change in Control. Such Performance Award shall be paid no later than two and one-half months after the last day of the tax year in which such Change of Control occurred (or in the event that such Change in Control causes the tax year to end, no later than two and one-half months after the closing of such Change in Control).

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the 2020 Equity Incentive Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

14.	Withholding Taxes.

(a)Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 14(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b)Company Requirement.  The Company may require, as a condition to any grant or exercise under the 2020 Equity Incentive Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 14(a) or this Section 14(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the 2020 Equity Incentive Plan.

15.	Written Agreement; Minimum Vesting Period.

Each employee to whom a grant is made under the 2020 Equity Incentive Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the 2020 Equity Incentive Plan, as may be approved by the Committee. Notwithstanding any other provision of the 2020 Equity Incentive Plan to the contrary, no grant under this 2020 Equity Incentive Plan to any participant on or after the Effective Date may be exercised, and no restrictions relating thereto may lapse, earlier than the date that is one (1) year following the date the grant is made; provided, however, that, notwithstanding the foregoing, (a) the Committee may waive or provide for the lapse of such vesting restrictions upon the participant’s death, Disability or upon a Change in Control, and (b) grants that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock that may be authorized for grant under Section 4 of the 2020 Equity Incentive Plan (as such authorized number of shares of Common Stock may be adjusted as provided under the terms of the 2020 Equity Incentive Plan) may be granted to any one or more participants without regard to the minimum vesting requirement of this Section 15.

16.	Transferability.

Unless the Committee determines otherwise, no award granted under the 2020 Equity Incentive Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. No award granted under the 2020 Equity Incentive Plan shall be transferable by a participant for consideration. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the 2020 Equity Incentive Plan and transferred as permitted by this Section 16, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this 2020 Equity Incentive Plan as and to the same extent as the applicable original grantee.

17.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, restricted stock unit, or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.	Transfers Between Company and Subsidiaries.

The transfer of an employee, consultant or independent contractor from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or services; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.	Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the 2020 Equity Incentive Plan (including, without limitation, the total number of Shares available for issuance under the 2020 Equity Incentive Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the 2020 Equity Incentive Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the 2020 Equity Incentive Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any award made pursuant to the 2020 Equity Incentive Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the 2020 Equity Incentive Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for payment of cash or other property determined by the Committee to be equal to the intrinsic value of such awards at the time of the Change in Control (but, with respect to deferred stock units, only if such merger, consolidation, other reorganization, or Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Section 409A(a)(2)(A)(v) of the Code) or (b) assumed by the surviving or continuing corporation.

20.	Amendment and Termination of the 2020 Equity Incentive Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the 2020 Equity Incentive Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the 2020 Equity Incentive Plan, and in addition to the powers of amendment set forth in this Section 20 and Section 21 hereof or otherwise, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the 2020 Equity Incentive Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

21.	Amendment of Awards under the 2020 Equity Incentive Plan.

The terms of any outstanding award under the 2020 Equity Incentive Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, any acceleration of the date of exercise of any award and/or payments (but, with respect to deferred stock units, only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code) thereunder or of the date of lapse of restrictions on Shares; provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. Without prior shareholder approval, neither the Board nor the Committee may amend the 2020 Equity Incentive Plan or the terms of any outstanding options or SARs awarded under the 2020 Equity Incentive Plan to (i) lower or reduce the exercise price, (ii) cancel, exchange or surrender any outstanding option or SAR in exchange for cash or another award for the purpose of repricing the award, or (iii) cancel, exchange or surrender any outstanding option or SAR in exchange for an option or SAR with an exercise price that is less than the exercise price of the original award; provided that the foregoing shall not apply to any adjustment of an option or SAR pursuant to Section 19.

22.	Commencement Date; Termination Date.

The 2020 Equity Incentive Plan will be effective on the date it is approved by the Company’s stockholders (the “Effective Date”). Unless previously terminated upon the adoption of a resolution of the Board terminating the 2020 Equity Incentive Plan, the 2020 Equity Incentive Plan shall terminate at the close of business on June 15, 2030. No termination of the 2020 Equity Incentive Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any awards theretofore granted under the 2020 Equity Incentive Plan.

23.	Severability.

Whenever possible, each provision of the 2020 Equity Incentive Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the 2020 Equity Incentive Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the 2020 Equity Incentive Plan.

24.	Governing Law.

The 2020 Equity Incentive Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the 2020 Equity Incentive Plan to the substantive law of another jurisdiction.

COMMERCIAL VEHICLE GROUP, INC.
ATTN: ANEEZAL H. MOHAMED
7800 WALTON PARKWAY
NEW ALBANY, OH 43054

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/CVGI2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D14283-P40413 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**COMMERCIAL VEHICLE GROUP, INC.**

**The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4.**

| | | For | Withhold |
|---|---|---|---|
| 1. | Election of six Directors to hold office until the 2021 Annual Meeting of Stockholders: | | |
| | 1a. Harold C. Bevis | ☐ | ☐ |
| | 1b. Roger L. Fix | ☐ | ☐ |
| | 1c. Robert C. Griffin | ☐ | ☐ |
| | 1d. Wayne M. Rancourt | ☐ | ☐ |
| | 1e. James R. Ray, Jr. | ☐ | ☐ |
| | 1f. Janice E. Stipp | ☐ | ☐ |

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

D14284-P40413

## Proxy – Commercial Vehicle Group, Inc.

**7800 Walton Parkway**
**New Albany, Ohio 43054**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Robert C. Griffin and Aneezal H. Mohamed, and each of them, the attorneys and proxies of the undersigned, with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on April 29, 2020, at the annual meeting of stockholders to be held on June 15, 2020, or any postponements or adjournments thereof, with all the powers the undersigned would posses if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

**This proxy, when properly executed, will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2, 3 and 4, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.**

**ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**